                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-96245

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement is not complete and may be + +changed. A registration statement relating to these securities has been filed + +and is effective. This prospectus is not an offer to sell these securities + +and it is not soliciting an offer to buy these securities in any state where +
+the offer or sale is not permitted.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion. Dated June 6, 2000.

PROSPECTUS SUPPLEMENT
To Prospectus dated May 25, 2000.
--------------------------------------------------------------------------------

                                  $150,000,000

                               Mutual Group Ltd.

                            % Senior Notes due

                                 guaranteed by

                          Mutual Risk Management Ltd.

--------------------------------------------------------------------------------

Mutual Group will pay interest on the senior notes on        and           of
each year. The first interest payment on the notes will be made on           ,
2000. The senior notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

Mutual Group has the option to redeem all or a part of the senior notes at any time at the redemption prices set forth in this prospectus supplement.

Mutual Risk Management Ltd., Mutual Group's parent, will fully and unconditionally guarantee all obligations with respect to the senior notes.

                                                                Per Note Total
Public offering price..........................................      %   $
Underwriting discounts and commissions.........................      %   $
Proceeds, before expenses, to Mutual Group.....................      %   $

See "Risk Factors" on pages 5 to 7 of the accompanying prospectus for factors that should be considered before investing in the senior notes of Mutual Group.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the senior notes in book-entry form only through the facilities of The Depository Trust Company against payment in New
York, New York on         , 2000.

Prudential Securities                             Banc of America Securities LLC

                              Salomon Smith Barney

                                  -----------


      , 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement
Summary...................................................................   S-3
Capitalization............................................................   S-6
Use of Proceeds...........................................................   S-6
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   S-7
Our Company...............................................................  S-19
Description of the Senior Notes...........................................  S-30
Underwriting..............................................................  S-33
Experts...................................................................  S-34
Validity of the Notes.....................................................  S-34

                                  Prospectus
About This Prospectus.....................................................     2
Cautionary Note Regarding Forward-Looking Statements......................     2
Mutual Risk Management Ltd................................................     3
Mutual Group Ltd..........................................................     3
The Trusts................................................................     4
Risk Factors..............................................................     5
Use of Proceeds...........................................................     8
Ratio of Earnings to Fixed Charges........................................     8
Accounting Treatment......................................................     8
Description of the Senior Notes and the MRM Senior Note Guarantees........     9
Description of the Junior Subordinated Notes and the MRM Junior
 Subordinated Note Guarantees.............................................    20
Description of the Preferred Securities...................................    32
Description of the Preferred Securities Guarantees and the MRM Trust
 Guarantees...............................................................    41
Relationship Among the Preferred Securities, Preferred Securities
 Guarantees and Junior Subordinated Notes Held by the Trusts..............    45
Plan of Distribution......................................................    46
Experts...................................................................    46
Validity of the Securities................................................    46
Enforcement of Civil Liabilities..........................................    47
Where You Can Find More Information.......................................    47

  The terms "MRM," "company," "we," "our" and "us" refer to Mutual Risk Management Ltd. and its subsidiaries as a whole unless the context suggests otherwise. The term "Mutual Group" refers to Mutual Group Ltd. The term "you" refers to a prospective investor.

  We are providing information to you about our company and Mutual Group's
    % senior notes due      in this prospectus supplement and the accompanying
prospectus. This prospectus supplement is more specific than the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained in this prospectus supplement and accompanying prospectus that follows or that is incorporated by reference in these documents. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement.

                                    SUMMARY

  This summary highlights information contained elsewhere in this prospectus supplement and may not contain all of the information investors should consider before investing in the senior notes. You should read the entire prospectus supplement and accompanying prospectus carefully, especially the "Risk Factors" section beginning on page 5 of the accompanying prospectus, and the documents to which we refer you in the section of the accompanying prospectus called "Where You Can Find More Information."

               Mutual Risk Management Ltd. and Mutual Group Ltd.

  We provide risk management services to clients in the United States, Canada and Europe that seek alternatives to traditional commercial insurance for risk exposures. In addition, we provide financial services to offshore mutual funds and other companies. MRM is a Bermuda-based insurance holding company that was incorporated in 1977. Mutual Group is a Delaware-based holding company that was incorporated in 1979. We primarily focus on the "alternative market," which involves clients self-insuring a significant amount of their loss exposure and transferring only the unpredictable excess risk to insurers. Although revenue earned from premiums is substantial, our principal source of profits is from fees received for the various insurance and other services provided to clients in connection with our programs. Income from fees is derived from four distinct business segments:

  Program Business--The largest of our business segments. In this segment, we replace traditional insurers as the conduit between producers of specialty books of business and reinsurers wishing to write that business. We provide a range of services for a fee and the underwriting profit is shared between the producer and the reinsurers. The Program Business accounted for 53% of fee income for the year ended December 31, 1999 and 55% of fee income for the quarter ended March 31, 2000.

  Corporate Risk Management--Our original business segment. Corporate Risk Management involves providing services to businesses and associations seeking to insure a portion of their risk in a loss sensitive alternative market structure. We earn our fees by designing and implementing risk financing and loss control programs for medium-sized and large companies that seek to insure a portion of their insurable risk. Corporate Risk Management accounted for 28% of fee income for the year ended December 31, 1999 and 23% of fee income for the quarter ended March 31, 2000.

  Specialty Brokerage--Our Specialty Brokerage segment specializes in placing reinsurance for captive insurance companies, placing coverage with excess liability and corporate officers' and directors' liability carriers and placing reinsurance in connection with our Program and Corporate Risk Management businesses. Specialty Brokerage accounted for 8% of fee income for the year ended December 31, 1999 and 8% of fee income for the quarter ended March 31, 2000.

  Financial Services--Our Financial Services segment started in 1996 with the acquisition of The Hemisphere Group Limited. The Financial Services segment provides administrative services to offshore mutual funds and other companies and offers a proprietary family of mutual funds as well as asset accumulation life insurance products for the high net worth market. Financial Services accounted for 11% of fee income for the year ended December 31, 1999 and 14% of fee income for the quarter ended March 31, 2000.

  The structure of our programs places most of the underwriting risk with the client or our reinsurers. For regulatory and other reasons, however, we are required to assume a limited amount of risk. We seek to limit our risk to the minimum level feasible. This approach to risk distinguishes us from typical property/casualty companies that assume significant levels of underwriting risk as part of their businesses. We do not seek to earn income from underwriting risk, but rather from fees for services provided.

  MRM's principal executive offices are located at 44 Church Street, Hamilton HM 12 Bermuda and its telephone number is (441) 295-5688. Mutual Group's principal executive offices are located at One Logan Square, Suite 1500, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 963-1200.

                                  The Offering

 Issuer.......................... Mutual Group Ltd.

 Guarantor....................... Mutual Risk Management Ltd. will fully and unconditionally guarantee, on a senior
                                  unsecured basis, all obligations with
                                  respect to the senior notes.

 Securities Offered.............. $150,000,000 aggregate principal amount of
                                      % of senior notes.
 Maturity........................

 Issue Price.....................

 Interest........................ Interest on the senior notes will accrue
                                  from           , 2000 and will be payable on
                                             and            of each year,
                                  beginning           , 2000.

 Optional Redemption............. We may redeem some or all of the senior notes at any time as described in the
                                  section "Description of the Senior Notes"
                                  under the heading "Optional Redemption."
                                  Depending on market conditions at the time
                                  of redemption, we may be required to pay a
                                  "make whole" premium to the holders of the
                                  senior notes when they are redeemed.

 Ranking......................... The senior notes and the MRM senior note guarantee will be unsecured and equal in
                                  right of payment to all existing and future
                                  senior indebtedness of Mutual Group and MRM,
                                  respectively, and senior in right of payment
                                  to all existing and future subordinated
                                  indebtedness of Mutual Group and MRM,
                                  respectively. The senior notes and the MRM
                                  senior note guarantee will be effectively
                                  subordinated to any secured indebtedness of
                                  Mutual Group and MRM, respectively, to the
                                  extent of the value of the assets securing
                                  the indebtedness and to the indebtedness and
                                  other liabilities of their subsidiaries. As
                                  of March 31, 2000, Mutual Group had no
                                  senior indebtedness or secured indebtedness
                                  outstanding, and its subsidiaries had
                                  approximately $3.4 billion of indebtedness
                                  and other liabilities outstanding, including
                                  insurance reserves. As of March 31, 2000,
                                  MRM had approximately $230.0 million of
                                  senior indebtedness outstanding, $217.0
                                  million of which was secured, and its
                                  subsidiaries had approximately $4.0 billion
                                  of indebtedness and other liabilities
                                  outstanding, including insurance reserves.

 Form............................ The senior notes will be issued and maintained in book-entry form registered in
                                  the name of the nominee of The Depository
                                  Trust Company, except under limited
                                  circumstances described in this prospectus
                                  supplement.

 Use of Proceeds................. The net proceeds from this offering will be used to repay amounts outstanding under our
                                  bridge loan facility.
 Governing Law................... The senior notes and the indenture will be governed by the laws of the State of New
                                  York.

                      Summary Consolidated Financial Data

  The following table presents summary consolidated financial data of MRM in accordance with U.S. GAAP. The U.S. GAAP selected consolidated financial data of MRM as of and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 are derived from the consolidated financial statements of MRM, which were audited by Ernst & Young. The U.S. GAAP selected consolidated financial data as of and for the three months ended March 31, 2000 and 1999 are derived from unaudited financial statements of MRM, which, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of such data. The results of operations for any interim period may not be indicative of results of operations for the full year. You should read the following financial data in conjunction with MRM's consolidated financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement.

                           Three Months
                         Ended March 31,
                           (unaudited)              Year Ended December 31,
                         ---------------- --------------------------------------------
                           2000    1999     1999   1998(3)  1997(3)  1996(3)  1995(3)
                         -------- ------- -------- -------- -------- -------- --------
                                   (In thousands, except per share amounts)
Income Statement Data:
Revenues................ $112,090 $91,893 $387,626 $287,914 $230,498 $171,426 $138,659
Income before income
 taxes, minority
 interest and
 extraordinary loss.....   11,552  20,806   50,307   72,970   60,109   46,465   40,368
Income before minority
 interest and
 extraordinary loss.....   10,559  18,791   50,672   64,434   49,477   38,322   31,502
Income before
 extraordinary loss.....   11,258  18,799   50,620   64,527   49,477   38,067   31,027
Net income..............    6,930  18,799   50,438   64,527   49,477   38,067   31,027
Net income available to
 common shareholders....    6,930  18,799   50,438   64,527   49,372   37,900   30,837
Net income available to
 common shareholders
  --Basic...............      .17     .44     1.18     1.56     1.25      .99      .82
  --Diluted.............      .17     .40     1.14     1.42     1.15      .93      .79
Weighted average number
 of common shares
 outstanding(1)
  --Basic...............   41,209  42,634   42,797   41,275   39,379   38,369   37,442
  --Diluted.............   41,309  50,411   49,607   50,233   48,785   47,281   40,313
Dividends per common
 share.................. $    .07 $   .06 $    .25 $    .21 $    .19 $    .16 $    .13

                          As at March 31,                   As at December 31,
                               2000       ------------------------------------------------------
                            (unaudited)      1999     1998(3)    1997(3)    1996(3)    1995(3)
                          --------------- ---------- ---------- ---------- ---------- ----------
Balance Sheet Data:
Total assets............    $4,285,025    $4,033,174 $3,074,257 $2,206,050 $1,690,428 $1,425,411
Reserve for losses and
 loss expenses..........     1,863,166     1,860,120  1,190,426    716,461    419,737    315,689
Debt(2).................       234,200       231,947    129,023    130,890    124,710    118,894
Redeemable preferred and
 common shares..........           --            --         --       1,929      4,462      4,026
Shareholders' equity....    $  361,348    $  358,144 $  343,166 $  263,575 $  211,343 $  169,207

--------
(1) See Note 14 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute per share amounts.
(2) Total debt at March 31, 2000 excludes minority interest in special purpose entity non-recourse debentures of $102.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Consolidated Results of Operations--For the Quarters Ended March 31, 2000 and 1999--Investment Income." For a description of our debt, see Note 6 and 7 of Notes to Consolidated Financial Statements.
(3) All prior period results have been restated to reflect the pooling of interests following the acquisition of Captive Resources, Inc.

                                CAPITALIZATION

  The following table sets forth as of March 31, 2000 (1) MRM's actual consolidated capitalization and (2) MRM's consolidated capitalization as adjusted to give effect to the sale of the senior notes and the application of the net proceeds. You should read this table together with MRM's consolidated financial statements, including the notes to the consolidated financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                             As of March 31,
                                                                  2000
                                                            ------------------
                                                                         As
                                                             Actual   Adjusted
                                                            --------  --------
                                                             (In thousands)
                                                               (unaudited)
                                                            --------  --------
Debt
Bridge loan................................................ $217,000  $ 68,850
Convertible debentures.....................................   13,158    13,158
Other loans payable........................................    4,042     4,042
Senior notes offered hereby................................      --    150,000
                                                            --------  --------
  Total debt(1)............................................ $234,200  $236,050
                                                            --------  --------
Shareholders' equity
Common shares--authorized 180,000,000 (par value $0.01);
 issued and outstanding 41,209,500 (excluding 2,636,716
 cumulative shares held in treasury)....................... $    412  $    412
Additional paid-in capital.................................  111,071   111,071
Accumulated other comprehensive (loss) income..............  (16,095)  (16,095)
Retained earnings..........................................  265,960   265,960
                                                            --------  --------
  Total shareholders' equity...............................  361,348   361,348
                                                            --------  --------
  Total shareholders' equity and debt(1)................... $595,548  $597,398
                                                            ========  ========

--------
(1) Excludes minority interest in special purpose entity non-recourse debentures of $102.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Consolidated Results of Operations--For the Quarters Ended March 31, 2000 and 1999--Investment Income."

                                USE OF PROCEEDS

  The net proceeds will be approximately $148,150,000 from the sale of the senior notes, less estimated expenses incurred by us in connection with this offering. The net proceeds will be used to repay amounts outstanding under a bridge loan facility dated December 6, 1999 between MRM, its subsidiaries, Prudential Securities Credit Corp. and Bank of America, N.A. Amounts outstanding under the facility bear interest at LIBOR plus 0.75% and mature on September 6, 2000. Borrowings under the facility were used to provide additional capital to our U.S. insurance company subsidiaries and to repurchase convertible debentures of MRM.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion contains sections from "Management's Discussion and Analysis of Financial Condition and Results of Operations," the full text of which is included in our Annual Report on Form 10-K, as amended in our Annual Report on Form 10-K/A, for the year ended December 31, 1999 and our Quarterly Report on Form 10-Q for the period ended March 31, 2000, which are incorporated by reference into this prospectus supplement. The following discussion should be read in conjunction with MRM's consolidated financial statements and the accompanying notes, which are also incorporated by reference into this prospectus supplement.

Consolidated Results of Operations

 For the Quarters Ended March 31, 2000 and 1999

  The results of operations for the first quarter of 2000 reflect improvement in fees, operating income, profit margins and return on equity over the results for our last two quarters. However, comparisons to the first quarter of 1999 continue to reflect the decline in operating results that took place in the second half of last year. Net income available to common shareholders was $6.9 million or $0.17 per common share on a diluted basis for the first quarter of 2000, as compared to $18.8 million or $0.40 per diluted share in 1999, as shown in the tables below.

                       TABLE I--EARNINGS PER SHARE

                                     Three Months Ended March 31,
                             --------------------------------------------------
                                      2000                        1999
                             ------------------------    ----------------------
                                ($ in thousands except per share data)
                                        Per Common                 Per Common
                                          Share                      Share
                                      ---------------            --------------
                                      Basic   Diluted            Basic  Diluted
Income before extraordinary
 loss......................  $11,258  $ 0.28  $ 0.27     $18,799 $ 0.44 $ 0.40
Extraordinary loss (a).....   (4,327)  (0.11)  (0.10)         --     --     --
                             -------  ------  ------     ------- ------ ------
Net income available to
 common shareholders.......  $ 6,931  $ 0.17  $ 0.17     $18,799 $ 0.44 $ 0.40
                             =======  ======  ======     ======= ====== ======
Average number of shares
 outstanding (000's).......           41,209  41,309(b)          42,634 50,411

(a) Extraordinary loss on extinguishment of convertible debentures, net of tax.

(b) Excludes the conversion of convertible debentures, which have an anti-dilutive effect.

  Total revenues were $112.1 million for the first quarter of 2000, representing an increase of 22% over the corresponding 1999 period. Table II shows the major components of revenues for these periods.

                            TABLE II--REVENUES

                                                       Three Months Ended
                                                            March 31,
                                                   -----------------------------
                                                                       Increase
                                                     2000     1999    (Decrease)
                                                   --------  -------  ----------
Fee income........................................ $ 42,261  $45,494      (1)%
Premiums earned...................................   55,873   38,785      44
Net investment income.............................   12,566    7,221      74
Realized capital (losses) gains...................   (1,623)     502     N/M
Other income (losses).............................       13     (109)    N/M
                                                   --------  -------     ---
  Total........................................... $112,090  $91,893      22%
                                                   ========  =======     ===

  Fee income decreased slightly in the first quarter of 2000 to $45.3 million as compared to $45.5 million in 1999. Pre-tax profit margins were 26% as compared to 36% in 1999, but improved from the previous quarter's level of 13%.

 Segment Analysis

The components of fee income by business segment are illustrated in Table III.

                TABLE III--FEE INCOME BY BUSINESS SEGMENT

                                                          Three Months Ended
                                                              March 31,
                                                      --------------------------
                                                                       Increase
                                                       2000    1999   (Decrease)
                                                      ------- ------- ----------
Program business fees................................ $24,974 $22,908      9 %
Corporate risk management fees.......................  10,413  15,025    (31)
Specialty brokerage fees.............................   3,845   3,141     22
Financial services fees..............................   6,029   4,420     36
                                                      ------- -------    ---
  Total.............................................. $45,261 $45,494     (1)%
                                                      ======= =======    ===

 Program Business

  Program Business involves replacing traditional insurers and acting as a conduit between producers of specialty books of business and reinsurers wishing to write that business. The segment accounted for 55% of total fee income in the first quarter of 2000 compared to 50% in the corresponding 1999 period. Program business fees increased by 9% in the first quarter of 2000 to $25.0 million as compared to $22.9 million in 1999. This resulted from the continued expansion of this segment through the growth of existing programs. Profit margins were 26% in the first quarter of 2000 as compared to 36% in 1999 as a result of high operating expenses. Margins improved, however, from the previous quarter's level of 8%.

  Gross premiums written increased 45% to $335.2 million for the first quarter of 2000 as compared to $231.9 million in 1999, primarily as a result of the growth within the Program Business segment. Program Business generally involves greater premium volume per unit than Corporate Risk Management business. Premiums earned increased 44% to $55.9 million in the first quarter of 2000, as compared to $38.8 million in the corresponding 1999 period. These increases in premiums earned were also primarily due to the growth within the Program Business segment.

 Corporate Risk Management

  Corporate Risk Management, our original business segment, involves providing services to businesses and associations seeking to insure a portion of their risk in a loss sensitive alternative market structure. This segment accounted for 23% of total fee income in the first quarter of 2000, down from 33% in 1999. Corporate Risk Management fees decreased by 31% in the first quarter of 2000 to $10.4 million. Profit margins were 23% in the first quarter of 2000 as compared to 44% in 1999 as a result of the decline in fees, which was not offset by a corresponding decline in operating expenses. Margins improved, however, from the previous quarter's level of 14%. The level of Corporate Risk Management fees in the first quarter of 1999 was higher than the remainder of the year. We continue to expect that a firming of prices generally will begin to improve the sale of corporate accounts later this year.

 Specialty Brokerage

  Our Specialty Brokerage business segment provides access to alternative risk transfer insurers and reinsurers in Bermuda and Europe. The segment produced $3.8 million of total fee income in the first quarter of 2000, representing 8% of total fee income. Specialty Brokerage fees grew by 22% in the first quarter as a result of increased business placed in Bermuda and London. Profit margins declined to 35% in the first quarter of 2000 as compared to 49% in the corresponding 1999 period.

 Financial Services

  Financial Services, our newest business segment, provides administrative services to offshore mutual funds and other companies and offers a proprietary family of mutual funds as well as asset accumulation life insurance products for the high net worth market. The segment accounted for 14% of total fee income for the first quarter of 2000. Fees from Financial Services increased in the quarter by 36% to $6.0 million over the 1999 corresponding period, primarily as a result of an increase in the number of mutual funds under administration from 205 to 303. Profit margins in the Financial Services segment have been adversely affected since 1998 by the previously announced revised executive incentive plan and staff expansion costs to service new business, but increased to 22% for the first quarter of 2000. Excluding the effect of the revised executive incentive plan, which will end in December 2000, the profit margins in this segment would have been 27% for the quarter as compared to 15% in 1999.

 Investment Income

  Gross investment income increased by $4.8 million, or 55%, to $13.6 million in the first quarter of 2000 over 1999. Net investment income increased by 74% to $12.6 million in the first quarter of 2000 as compared to $7.2 million in 1999. Included in gross and net investment income for the first time is $3.7 million from a special purpose entity, Endeavour Real Estate Securities Ltd. Our Financial Services segment established Endeavour to offer offshore investors an opportunity to invest in U.S. real estate investment trusts. Endeavour has attracted over $220 million from investors through March 31, 2000. This investment income was offset by $1.4 million of realized losses, $1.9 million of interest expense, $0.9 million of operating expenses and $(0.8) million of minority interest in the quarter. The significant assets and liabilities of Endeavour are shown as separate line items in our Consolidated Balance Sheet as Equity Investments held by Special Purpose Entity and Minority Interest in Special Purpose Entity. In addition, we increased our bridge loan facility in late December 1999 by $110 million, which was contributed to our U.S. insurance companies. This increased capitalization of the U.S. insurance companies accounted for most of the remaining increase in investment income. Investment yields, excluding Endeavour, were 6.9% in the first quarter of 2000 as compared to 6.7% in the corresponding 1999 period.

  The breakdown of expenses for the quarters ended March 31, 2000 and 1999 is set forth in Table IV.

                            TABLE IV--EXPENSES

                                                          Three Months Ended
                                                               March 31,
                                                       -------------------------
                                                         2000    1999   Increase
                                                       -------- ------- --------
Operating expenses.................................... $ 34,648 $29,100    19%
Total insurance costs.................................   59,182  39,724    49
Interest expense......................................    5,996   1,602   274
Other expenses........................................      712     661     8
                                                       -------- -------   ---
  Total............................................... $100,538 $71,087    41%
                                                       ======== =======   ===

  Operating expenses increased 19% to $34.6 million for the first quarter of 2000 compared to $29.1 million in 1999. The increase in operating expenses was attributable to an increase in personnel and other expenses to service our existing businesses, the effect of recent acquisitions and the $0.9 million of operating expenses from Endeavour.

  The fluctuations in total insurance costs are the direct result of the fluctuations in premiums earned during the quarter. In the quarter, however, the net underwriting loss increased to $3.3 million compared to $0.9 million in 1999 as a result of increased legal costs and premium audit costs as well as an increase in the loss ratio on our participation in our reinsurance treaty. Interest expense increased $4.4 million over the corresponding 1999 period as a result of Endeavour, which added $1.9 million in the quarter, and the bridge loan financing, offset by a reduction in debenture interest.

  The effective tax rate was 8.6% in the first quarter of 2000 compared to 9.7% in the corresponding 1999 period. These effective tax rates were lower than the expected federal income tax rate in the United States of 35% plus state income taxes due to increased earnings outside of the United States and our investment in tax-exempt municipal securities, partially offset by state income taxes and foreign taxes.


 For the Years Ended December 31, 1999, 1998 and 1997

  Net income decreased by 22% to $50.4 million in 1999 from $64.5 million in 1998, which was in turn a 30% increase over the $49.5 million earned in 1997. The decline in earnings in 1999 was due to slower growth in the Program Business segment and a decline in Corporate Risk Management offset, in part, by growth in Specialty Brokerage and Financial Services. Earnings in 1999 were also adversely affected by the third quarter provisions related to net losses incurred on terminated programs of $8 million, net of tax. The increase in 1998 earnings was primarily attributable to the growth experienced in the Program Business and Financial Services segments.

  All prior period results have been restated to reflect a pooling of interests following the acquisition of Captive Resources, Inc.

  Set forth in Table I is an analysis of the components of our revenues for each of the last three years.

                               TABLE I--REVENUES
                                (In thousands)

                                       1999    Growth   1998    Growth   1997
                                     --------  ------ --------  ------ --------
Fee income.......................... $177,711     13% $157,271    30%  $121,258
Premiums earned.....................  181,798     78   101,913    21     84,200
Net investment income...............   33,616     14    29,590    11     26,592
Realized capital losses.............   (5,199)   418    (1,003)  (38)    (1,608)
Other income........................     (300)  (310)      143   155         56
                                     --------   ----  --------   ---   --------
  Total............................. $387,626     35% $287,914    25%  $230,498
                                     ========   ====  ========   ===   ========

  The growth of fee income and premiums earned over the past three years has been primarily due to the strong growth in Program Business, which has compensated for the decline in those years in Corporate Risk Management business.

  Overall, pre-tax profit margins on fee income fell in 1999 to 28% compared to 35% in 1998 and 37% in 1997.

 Segment Analysis

The components of fee income by business segment are illustrated in Table II.

                   TABLE II--FEE INCOME BY BUSINESS SEGMENT
                                (In thousands)

                                         1999   Growth   1998   Growth   1997
                                       -------- ------ -------- ------ --------
   Program Business fees.............. $ 95,132   16%  $ 82,267   67%  $ 49,363
   Corporate Risk Management fees.....   49,365   (4)    51,640   (6)    54,800
   Speciality Brokerage fees..........   13,692   52      9,021    8      8,351
   Financial Services fees............   19,522   36     14,343   64      8,744
                                       --------  ---   --------  ---   --------
     Total............................ $177,711   13%  $157,271   30%  $121,258
                                       ========  ===   ========  ===   ========

 Program Business

  Program Business involves replacing traditional insurers and acting as the conduit between producers of specialty books of business and reinsurers wishing to write that business. Program Business accounted for 53% of our total fees for 1999 compared to 52% in 1998 and 41% in 1997. This growth resulted from expansion of this business as a result of reinsurers' increased appetite for premium volume in the soft market in those years. Fees earned on individual program accounts are more likely to grow compared to corporate accounts because new policy holders are constantly being added in each program. Program Business also has historically had a higher retention rate than Corporate Risk Management. Pre-tax margins in this segment were 28% for 1999 compared to 40% in 1998 and 39% in 1997. The second half of 1999 saw a decline in the growth rate and margins in this segment as a result of a decline in premium rates, especially at our underwriting management subsidiary, Small Business Underwriters.

 Corporate Risk Management

  Corporate Risk Management, our original business segment, involves providing services to businesses and associations seeking to insure a portion of their risk in a loss sensitive alternative market structure. This segment, which accounted for 28% of total fee income for 1999 compared to 33% in 1998 and 45% in 1997, has been the most affected by the extremely soft insurance market cycle for commercial risks. Corporate Risk Management fees decreased in both 1998 and 1999 due to these soft market conditions. The number of Corporate Risk Management accounts decreased in 1999 to 103 from 118 in 1998 which was in turn down from 154 in 1997. Profit margins fell in 1999 to 32% compared to 39% in 1998 and 37% in 1997. The 1999 profit margin was negatively impacted by the decrease in fees on Program Business because certain operating expenses are not separately identified by segment, but rather are apportioned by fee income.

  Historically, workers' compensation has been the major line of business written by us in both our Corporate Risk Management and Program Business segments. Generally, competition for workers' compensation business has increased in recent years and the resulting under-pricing of workers' compensation risks by traditional insurers has reduced the incentive for insureds to enter "alternative market" vehicles such as those offered by us in our Corporate Risk Management segment. However, we are beginning to see price increases in a number of lines, particularly in California workers' compensation and in accident and health across the U.S., resulting in increased submission activity.

  Despite these competitive forces, we were successful in increasing our business as a result of the attractiveness of Program Business in this soft reinsurance market. We continued to diversify our business to reduce our reliance on the workers' compensation market and were successful in doing so. As a percentage of total fee income, workers' compensation accounts decreased from over 80% at December 31, 1994 to 53% at December 31, 1999 as a result of our writing accounts comprising other lines of coverage such as accident and health, commercial, auto liability, auto physical damage and other liability coverages as well as the expansion of our Financial Services segment.

 Specialty Brokerage

  Our Specialty Brokerage business segment provides access to alternative risk transfer insurers and reinsurers in Bermuda and Europe. Fees in this segment grew by 52% in the year as a result of increased business placed in Bermuda and London. Profit margins improved to 38% from 25% in 1998 and 31% in 1997 primarily as a result of the increased revenues.

 Financial Services

  Financial Services, our newest business segment, provides administrative services to offshore mutual funds and other companies. This segment also includes our family of proprietary mutual funds as well as asset accumulation life insurance products for the high net worth market. Financial Services accounted for 11% of total fee income for 1999, up from 9% for 1998 and 7% in 1997. Fees from Financial Services increased primarily as a result of an increase in the number of mutual funds under management from 129 in 1997 and 195 in 1998, to 279 in 1999. Profit margins decreased from 26% in 1997 to 4% in 1998, and improved to 7% in 1999. Margins in the Financial Services segment were adversely affected in both 1998 and 1999 by the previously announced revised executive incentive plan implemented in 1998. The effect of this revised executive incentive plan will continue through 2000. Excluding the effect of the revised executive incentive plan, the profit margins in this segment would have been 17% and 18% for the years ended December 31, 1999 and 1998 respectively.

 Underwriting

  We generally require each Corporate Risk Management client to indemnify us against an underwriting loss and the client normally provides collateral for at least the difference between the funds available in that client's account and the level of expected losses as actuarially determined by us, although in certain circumstances the collateral level is below the level of expected losses. This is also the case for Program Business clients who participate in the IPC Programs. For Program Business clients that do not participate in the IPC Programs, reinsurance protection is purchased by us to minimize our underwriting risk.

  We face credit exposure in the event that losses exceed their expected level and the client is unable or unwilling to honor its indemnity to us. We also face credit exposure on both Program and Corporate Risk Management Business if our clients or brokers fail to pay the premium due, through failure of the program manager or broker to properly administer the program and through failure of reinsurers to honor their obligations. Lastly, we are exposed to underwriting risk if losses incurred under programs exceed their reinsurance limits or where there is a gap in purchased reinsurance coverage.

  We have established provisions for losses as a result of these exposures for certain clients. These provisions, which totaled $18.0 million at December 31, 1999, $7.3 million in 1998 and $5.6 million in 1997, reduced the level of fee income in each year by $3.1 million, $.9 million and $1.1 million, respectively. These provisions also adversely impacted the underwriting results in each year by $7.6 million, $.8 million and $0 in 1999, 1998, and 1997, respectively, due to programs where losses exceeded reinsurance limits and uncollected premiums. The increase in provisions from 1998 to 1999 related primarily to provisions established in the third quarter on a number of terminated programs. The 1999 provisions are net of a reinsurance recovery of $14.7 million under a contingency excess of loss policy. The increase in the number of accounts and their inherent growth in premium volume, the increase in the clients' aggregate retentions since 1991, the amounts recoverable from reinsurers, which amounted to $2.0 billion at December 31, 1999 and $1.3 billion at December 31, 1998, in addition to competitive factors which have limited the amount of collateral that clients are willing to provide, have significantly increased our exposure to such losses. We evaluate the financial condition of our clients, brokers and reinsurers to minimize our exposure to losses from insolvencies.

  During 1999, we initiated binding arbitration proceedings for the payment of reinsurance recoverables from a number of reinsurers who have withheld payment due to us. The amounts due to us relate primarily to reinsurance on workers' compensation coverage. We believe we will ultimately prevail in such arbitrations and any related actions that may arise.

  Premiums earned increased by 78% in 1999, 21% in 1998 and 49% in 1997. These increases were attributable to the shift in business from the Corporate Risk Management segment to the Program Business segment and the strong growth within this segment. Program Business usually involves higher premiums than business derived from the Corporate Risk Management segment due to new policies constantly being added by agents. Premiums earned represent the net premiums retained by us on which we bear underwriting risk. We believe that both the volatility of underwriting profit or loss and the probability of experiencing a severe underwriting loss are less than would ordinarily be expected for a traditional property/casualty insurer, due to the nature of the business written by us and the structure of our reinsurance. In the past, the level of premiums earned has been closely matched by the level of total insurance costs, resulting in small amounts of underwriting loss as a percentage of premiums earned. However, in 1999, losses incurred under certain programs exceeded their reinsurance limits and caused underwriting losses to be higher than historical levels. The fact that premiums earned have historically matched total insurance costs means that even a significant fluctuation in premiums earned should have a relatively insignificant impact on our net income.

  Included in premiums earned are assigned risk premiums of $1.8 million in 1999 as compared to $2.5 million in 1998 and $8.4 million in 1997. The underwriting losses associated with these assigned risk premiums, together with other charges imposed by certain states on voluntary insurers such as Legion Insurance to support involuntary market losses, also referred to as residual market loads, are passed on by Legion Insurance to clients' accounts.

  Other than the risks described above, our principal exposure to underwriting loss exists in relation to the premium associated with our retention of a portion of the specific and aggregate excess risk on each client's account. On this retained excess risk we may experience volatility in underwriting results. The portion of our premiums earned which relate to this risk was $4.1 million in 1999 as compared to $2.1 million in 1998 and $2.2 million in 1997, representing 2%, 2%, and 3% of premiums earned in 1999, 1998 and 1997, respectively. We incurred an underwriting loss of $17.5 million in 1999, $2.4 million in 1998 and $1.5 million in 1997. The large loss in 1999 was principally due to the provisions on terminated programs described above. These underwriting losses were also a result of retained risk on our treaties and underwriting expenses. We take 100% of the risk within the first $1.25 million layer of the aggregate excess exposure on our main treaty up to a deductible amount equal to 1.5% of our gross premiums and 10% of the risk over a loss ratio of 120%, in the event that the loss ratio for the first layer exceeds 120%. We take no share of the risk in the layer $3.75 million excess of $1.25 million per account. The maximum retention for specific excess losses is 10% of $.75 million excess of $.25 million per occurrence.

 Investment Income

  Gross investment income increased by $.8 million in 1999 to $35.9 from $35.1 million in 1998 and $30.0 million in 1997 as a result of increases in gross invested assets. Net investment income, after adjusting for investment income which is payable to others, increased by 14% to $33.6 million in 1999 from $29.6 million in 1998 and $26.6 million in 1997. The increase in net investment income for 1999 was due, in part, to the inclusion of investment income from one of our programs, accounted for as claims deposit liabilities, which added $2.8 million for the year. Net invested assets increased $88 million or 20% to $527 million in 1999 from $439 million in 1998 and $402 million in 1997. The yield on these assets remained steady at 6.9% in 1999 and 1998, which was up slightly from 6.7% in 1997. Our investment income is produced through the investment of our capital funds, long term debt, other funds held representing amounts due others and reserves held by us for unearned premiums and unpaid losses.

  The breakdown of expenses for each of 1999, 1998 and 1997 is set forth in Table III.

                              TABLE III--EXPENSES
                                (In thousands)

                                               Year Ended December 31,
                                       ----------------------------------------
                                         1999   Growth   1998   Growth   1997
                                       -------- ------ -------- ------ --------
Losses incurred....................... $147,705   89%  $ 78,258   57%  $ 49,857
Acquisition costs.....................   51,582   98     26,061  (27)    35,816
Total insurance costs.................  199,287   91    104,319   22     85,673
Operating expenses....................  128,524   26    101,687   32    (76,795)
Interest expense......................    6,807    0      6,819    1      6,752
Other expenses........................    2,701   27      2,119   81      1,169
                                       --------  ---   --------  ---   --------
  Total............................... $337,319   57%  $214,944   26%  $170,389
                                       ========        ========        ========

  The increases in total insurance costs are typically the direct result of the increases in premiums earned during the relevant period. However, total insurance costs during 1999 exceeded the increase in premiums earned. During the year, we established a provision related to net losses incurred on a number of terminated programs of $8 million net of tax. This resulted in a $12.3 million increase in losses and loss expenses incurred offset by a $4.3 million reduction in income taxes. Losses incurred also increased as a direct result of the decreased use of large deductible policies and the increase in Program Business. The 27% decrease in acquisition costs from 1997 to 1998 was due to the reduction in the number of deductible programs, which have high expense levels, the loss of one large account that was fully retained and reduction in expenses charged by the assigned risk pools.

  The primary factors responsible for the increases in operating expenses were: (i) the increased cost of administering our highly regulated policy-issuing subsidiaries, as the volume of policies issued increased;
(ii) increased personnel costs in all areas, caused by an increase in the number of full time employees from 743 in 1997 to 934 in 1998 to 1,143 in 1999, resulting from the growth of our businesses as well as the impact of our growth in revenues and profits on employee bonus plans; (iii) the acquisitions of Small Business Underwriters Inc., Hugo Trust Company, Avreco Ltd. and Capital Management (Bermuda) Ltd.; and (iv) the Hemisphere expansions to Boston and Ireland.

  The charges for income taxes represent effective tax rates of 17.6%, 11.7% and (.7)% in 1997 through 1999, respectively. The reduced tax rate in 1998 and 1999 was due to increased earnings outside of the United States. The tax rate in 1999 was reduced further by the provisions on terminated programs. These factors, plus interest earned on tax-fee municipal securities and the tax benefit derived from the exercise of employee stock options, were the major causes of the difference between the expected federal income tax rate in the United States of 35% plus state income taxes and our effective rates in the year. The Legion Companies, as insurance companies in the United States, are subject to income tax on an accelerated basis and, as a result, a deferred tax benefit was carried on the consolidated balance sheets of $4.2 million in 1999 and $.9 million in 1998.

Liquidity and Capital Resources

 Investments

  At December 31, 1999, the market value of our total marketable investments was $607 million, as compared to $580 million at December 31, 1998. In accordance with SFAS 115, investments available for sale are reported at fair market value with unrealized gains and losses included as a separate component of shareholders' equity. These investments generally consist of investment grade fixed-income securities that we believe are readily marketable and could be liquidated to meet cash requirements, if necessary.

 Cash Flow

  Cash flow from operations has historically provided us our principal source of liquidity. We have continued to produce a positive cash flow with $20.6 million of cash provided from operations during 1999, as compared to $62.4 million in 1998 and $56.4 million in 1997. Cash flow in 1999 was adversely affected by delays in recovering reinsurance payments in our Program Business segment but improved in the second half of 1999 from the first and second quarters. We produced a positive cash flow in the first quarter of 2000 of $0.1 million.

  In 1999, we established a $250 million bridge loan facility, of which $117 million was outstanding at December 31, 1999 and $217 million was outstanding at March 31, 2000. During 1999, we made an additional contribution to the policyholders' surplus of our U.S. insurance companies in the amount of $110 million from this facility. We expect to refinance this bridge loan facility with the proceeds from this offering and additional borrowings under a revolving credit facility that we are currently negotiating.

  As of December 31, 1999, we had repurchased $14 million face amount of our convertible exchangeable subordinated debentures due 2015 at a cost of $6.3 million. During the first quarter of 2000, we repurchased convertible debentures representing a principal amount of $222 million in the open market at a cost of $101.3 million. The repurchased debentures were convertible into 4.8 million common shares and their repurchase resulted in a one-time extraordinary loss of approximately $4.3 million, net of tax.

  We believe that funds generated from operations and available credit will be sufficient to finance our current operations and to make payments under our debt facilities, including the senior notes.

 Insurance Operations

  At the end of 1999 and 1998, 61% and 56% of our total marketable investments were held by our policy-issuing subsidiaries in the United States. These companies are restricted by regulation in the amount of dividends they can pay without prior regulatory approval to $35.0 million in 2000 (based on 1999 results) and will continue to face these restrictions in the future. During 1999, they paid a dividend of $7 million. They are also required to maintain certain deposits with or supply letters of credit to regulatory authorities which totaled $166 million at December 31, 1999 ($59 million of deposits and $107 million of letters of credit) as compared to $152 million at December 31, 1998 ($60 million of deposits and $92 million of letters of credit).

  A widely accepted factor used by regulators and rating agencies in evaluating insurance companies is the ratio of net premiums written to policyholders' surplus which is an indication of the degree to which an insurer is leveraged. Because of the low level of net premiums written, the Legion Companies have produced a relatively low ratio on this basis of approximately 0.6:1 in 1999, 0.5:1 in 1998 and 0.4:1 in 1997 and should continue to produce relatively low ratios in the future. Due to the nature of our operations, a more appropriate indication of leverage is the ratio of gross premiums written to policyholders' surplus, which amounted to 3.6:1 in 1999, 3.6:1 in 1998 and 3.0:1 in 1997. The National Association of Insurance Commissioners, also referred to as the NAIC, has established that an "unusual value" for this ratio would be 9:1 or higher. We have adopted a policy that this ratio should not exceed 4:1.

  The NAIC has adopted a risk-based capital, also referred to as a RBC, formula to be applied to all property/casualty insurance companies. The formula measures capital and surplus needs based on an insurance company's products and investment portfolio and is to be used as a tool to identify weakly capitalized companies. An insurance company that does not meet the threshold RBC measurement standards could be required to reduce the scope of its operations and ultimately could become subject to statutory receivership proceedings. At December 31, 1999, our policy-issuing subsidiaries met the RBC requirements with a combined required risk-based capital of $121.0 million and an actual adjusted capital of $347.4 million.

 Shareholders' Equity

  Shareholders' equity increased to $361 million at March 31, 2000 from $358 million at December 31, 1999 primarily as a result of net income in the quarter, less dividends paid and change in unrealized losses. Shareholders' equity increased 4% to $358 million at December 31, 1999 from $343 million at December 31, 1998. This increase was attributable to net income in 1999, less dividends paid, plus the value of shares issued on the exercise of employee stock options, and the conversion of debentures. During 1999, the total number of common shares outstanding decreased to 41,205,191 from the 1998 level of 42,205,596, mainly as a result of our repurchase of 2.6 million shares in the fourth quarter at an average price of $11.31 per share. This decrease in common shares outstanding for the year was partly offset by the conversion of debentures and the exercise of employee stock options.

 Total Assets

  Total assets increased to $4.3 billion at March 31, 2000. Assets held in separate accounts, which are principally managed assets attributable to participants in our IPC Programs, accounted for approximately 17% of total assets at March 31, 2000. Total assets increased to $4.0 billion at December 31, 1999, a 31% increase from $3.1 billion at December 31, 1998. Assets held in separate accounts were $693.4 million, or 17%, of total assets in 1999 and $722.3 million, or 23%, in 1998. As detailed in note 2A to the consolidated financial statements, these assets are principally managed assets attributable to participants in our IPC Programs. Total assets also increased due to the increase in reinsurance receivables from $1,079.6 million in 1998 to $1,729.9 million in 1999. This increase, which is largely offset by corresponding increases in the reserve for losses and loss expenses and accounts payable, was due to the greater amount of reinsurance utilized in connection with our Program Business segment.

Inflation

  We do not believe our operations have been materially affected by inflation. The potential adverse impacts of inflation include: (1) a decline in the market value of our fixed maturity investment portfolio; (2) an increase in the ultimate cost of settling claims which remain unresolved for a significant period of time; and (3) an increase in our operating expenses. However, we generally hold our fixed maturity investments to maturity and currently believe that an acceptable amount is included in the yield to compensate us for the risk of inflation. In addition, any increase from inflation in the ultimate cost of settling unpaid claims will be borne by our clients and offset by investment income earned for the benefit of the client during the period that the claim is outstanding. Finally, the increase in operating expenses resulting from inflation should generally be matched by similar inflationary increases in the client's premium and our fee income, which includes a fee based upon a percentage of the client's premium.

Market Sensitive Instruments

  Market risk generally represents the risk of loss that may result from potential change in the value of a financial instrument due to a variety of market conditions. Our exposure to market risk is generally limited to potential losses arising from changes in the level or volatility of interest rates on market values of investment holdings and on a bridging loan. Our exposure to movements in exchange rates and equity prices is limited. We do not hold or issue significant derivative financial instruments for trading or speculative purposes.

 Interest Rate Risk

  Interest rate risk results from our holdings in interest-rate-sensitive instruments. We are exposed to potential losses arising from changes in the level or volatility of interest rates on fixed rate instruments held. We are also exposed to credit spread risk resulting from possible changes in the issuer's credit rating. To manage our exposure to interest rate risk, we attempt to select investments with characteristics that match the characteristics of the related insurance and contract holder liabilities. Additionally, we generally only invest in higher-grade interest bearing instruments.

  We are also exposed to interest rate risk on our bridge loan facility, which bears interest at LIBOR plus 0.75%. During 1999, $110 million of this facility was contributed to the U.S. insurance companies and has been invested in a variable rate debt instrument with matching terms and maturity to cover the interest cost of the bridge loan facility. As of March 31, 2000, $217 million was outstanding under the bridge loan facility.

 Foreign Exchange Risk

  When we invest in non-U.S. dollar denominated financial instruments, we are subject to exposure from exchange rate movements. This risk arises from the possibility that changes in foreign exchange rates will impact adversely upon the value of financial instruments. Due to our limited holdings of non-U.S. dollar denominated investments, management does not believe that we are exposed to a material risk from exchange rate movements.

 Equity Price Risk

  Equity price risk arises from fluctuations in the value of securities held. Changes in the level or volatility of equity prices affect the value of equity securities held by us. Management does not believe that we are exposed to a material risk from changes in equity prices due to our limited investment in equity securities.

  The tables below provide information about our available for-sale investments that are sensitive to changes in interest rates at December 31, 1999 and 1998, respectively. The tables present expected cash flows and related weighted-average interest rates by expected maturity dates. Separate account assets and liabilities are not included in this analysis as gains and losses related to these accounts generally accrue to the program holders. There were no material quantitative changes in market risk exposure between the current and preceding fiscal year with respect to available for-sale investments.

             YEAR ENDED DECEMBER 31, 1999--EXPECTED MATURITY DATE

                                                                                  Fair
                            2000   2001   2002   2003   2004   Thereafter Total  Value
                            -----  -----  -----  -----  -----  ---------- ------ ------
                             (dollars in millions, except average interest rates)
   Assets
   Investments
     Available for sale.... $29.3  $40.5  $50.1  $50.3  $52.3    $137.8   $360.3 $352.3
     Average interest
      rate.................   5.9%   6.6%   6.3%   6.7%   7.1%      6.4%


             YEAR ENDED DECEMBER 31, 1998--EXPECTED MATURITY DATE

                                                                                  Fair
                            1999   2000   2001   2002   2003   Thereafter Total  Value
                            -----  -----  -----  -----  -----  ---------- ------ ------
                             (dollars in millions, except average interest rates)
   Assets
   Investments
     Available for sale.... $45.4  $34.6  $45.2  $50.2  $32.4    $139.1   $346.9 $352.5
     Average interest
      rate.................   6.6%   5.8%   6.5%   6.3%   7.1%      6.4%

Impact of Year 2000

  We have not experienced any significant year 2000 issues to date. All systems identified for replacement before the year 2000 were replaced. Since we regularly update our hardware and software, the pure additional cost of year 2000 compliance was not material.

  We have taken steps that we believe are reasonably designed to obtain assurances that our critical customers, reinsurance intermediaries, managing general agents, suppliers and others have addressed their year 2000 compliance efforts. Although the change in date to year 2000 has occurred, it is not yet possible to conclude that all aspects of the year 2000 issue that may affect us relating to other third party providers have been fully resolved. The inability of our third party providers to properly address the year 2000 issue could have an adverse material impact on our financial position or results of operations. Management will continue to monitor the status of and its exposure to this issue, however, we have not experienced any significant year 2000 issues to date. Contingency plans are still in place should critical customers, reinsurance intermediaries, managing general agents, suppliers and others fail to resolve their own year 2000 issues. To date, we have not been notified of any year 2000 related claims.

Acquisitions

  On March 1, 1999, we acquired Captive Resources, Inc., also referred to in this prospectus supplement as CRI, a provider of services to member owned group captive insurance companies. CRI has long-term contracts with more than 20 well established captives.

Recent Accounting Pronouncements

  In October 1998, the Accounting Standards Executive Committee issued Statement of Position 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk." This statement provides guidance on how to account for insurance and reinsurance contracts that do not transfer insurance risk under deposit accounting. The statement is effective for fiscal years beginning after June 15, 1999 with early adoption encouraged. We do not expect this statement to have a material impact on our financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended by Statement 137 in June 1999. This statement requires recording all derivative instruments as assets or liabilities, measured at fair value. The statement is effective for fiscal years beginning after June 15, 2000. We do not expect this statement to have a material impact on our financial position or results of operations.

                                  OUR COMPANY

  MRM is a Bermuda company incorporated in 1977. Mutual Group is a Delaware-based holding company that was incorporated in 1979. Our principal business is the provision of risk management services to clients seeking an alternative to traditional commercial insurance for risk exposures. Risk management involves a process of analyzing loss exposures and developing risk financing methods to reduce exposure to loss and to control associated costs. The use of loss financing methods in place of traditional insurance has become known as the alternative market and involves clients participating in a significant amount of their loss exposure and transferring only the unpredictable excess risk to insurers. The benefits of alternative market techniques typically include lower and more stable costs, greater control over the client's risk management program and an increase in the emphasis within the client's organization on loss prevention and loss control. In addition, we provide financial services to offshore mutual funds and other companies.

Income from fees is derived from four distinct business segments:

  Program Business--The largest of our business segments. In this segment, we replace traditional insurers as the conduit between producers of specialty books of business and reinsurers wishing to write that business. We provide a range of services for a fee and the underwriting profit is shared between the producer and the reinsurers. The Program Business accounted for 53% of fee income for the year ended December 31, 1999 and 55% of fee income for the quarter ended March 31, 2000.

  Corporate Risk Management--Our original business segment. Corporate Risk Management involves providing services to businesses and associations seeking to insure a portion of their risk in a loss sensitive alternative market structure. We earn our fees by designing and implementing risk financing and loss control programs for medium-sized and large companies that seek to insure a portion of their insurable risk. Corporate Risk Management accounted for 28% of fee income for the year ended December 31, 1999 and 23% of fee income for the quarter ended March 31, 2000.

  Specialty Brokerage--Our Specialty Brokerage segment specializes in placing reinsurance for captive insurance companies, placing coverage with excess liability and corporate officers' and directors' liability carriers and placing reinsurance in connection with our Program and Corporate Risk Management businesses. Specialty Brokerage accounted for 8% of fee income for the year ended December 31, 1999 and 8% of fee income for the quarter ended March 31, 2000.

  Financial Services--Our Financial Services segment started in 1996 with the acquisition of The Hemisphere Group Limited. The Financial Services segment provides administrative services to offshore mutual funds and other companies and offers a proprietary family of mutual funds as well as asset accumulation life insurance products for the high net worth market. Financial Services accounted for 11% of fee income for the year ended December 31, 1999 and 14% of fee income for the quarter ended March 31, 2000.

Insurance Services

  Our principal source of profits is fees received for the various insurance and other services provided to clients in connection with our programs. The structure of our programs places most of the underwriting risk with our clients or reinsurers. For regulatory and other reasons, however, we are required to assume a limited amount of risk. We seek to limit this risk to the minimum level feasible. This approach to risk distinguishes us from typical property/casualty companies, which assume significant levels of underwriting risk as part of their business. We do not seek to earn income from underwriting risk but rather from fees for services provided. We market our services exclusively to retail insurance brokers and consultants representing clients. The services offered to clients in connection with our products typically include the following:

  . design and implementation of a risk financing program;

  . issuance of an insurance policy by one of our wholly-owned, licensed insurance companies, Legion Insurance Company, also referred to in this prospectus supplement as Legion Insurance, Legion Indemnity Ltd., also referred to as Legion Indemnity, and Villanova Insurance Company, also referred to in this prospectus supplement as Villanova. These companies are collectively referred to as the Legion Companies. The Legion Companies have a group rating of "A ," excellent, from A.M. Best Company;

  . use of our Insurance Profit Center Program, also known as the IPC
    Program, as the vehicle within which to fund a chosen portion of the client's risk or, alternatively, the management by us of the client's captive insurance company;

  . brokering to unaffiliated reinsurers the excess risk which the client chooses not to fund and, in some cases, arranging for insurers, other than Legion Insurance, to issue the original insurance policy; and

  . coordinating the purchase, on behalf of the client, of loss prevention, loss control and claims administration services from unaffiliated providers.

  Our major product is the IPC Program. This program allows the client to retain a significant portion of its own loss exposure without the administrative costs and capital commitment necessary to establish and operate its own captive insurance company. The actual amount of underwriting profit and investment income produced by the client's IPC Program is returned to the client creating a direct incentive for it to engage in loss prevention and loss control in order to reduce the overall cost of financing its loss exposures.

  The largest segment of our insurance business is our Program Business, in which third-parties other than the insured, typically the broker and reinsurers, finance a portion of the insured's risk and participate in any underwriting profit or loss, in other words, agency IPC programs.

Lines of Business

  Our programs can be utilized by clients for many lines of insurance. In 1999, approximately 53% of our fee income was derived from workers' compensation insurance. During the 1980's and through 1993, workers' compensation presented many employers with substantial problems due to cost increases and the limited availability of commercial coverage in certain states. Workers' compensation costs accelerated rapidly because of: (1) the general level of medical cost inflation, as medical costs generally amount to 40% or more of all workers' compensation costs; (2) an increase in the number of workers' compensation claims which resulted in litigation; (3) a broadening of injuries which are considered to be work-related; and (4) an increase in state mandated benefit levels. Since 1993, workers' compensation reforms have been occurring in a number of states, most notably in California, which have addressed many of these issues. A number of markets have seen a significant decline in premium rates due to new capacity entering the market subsequent to these reforms. These lower premium rates have reduced the fees we earn on our programs as fees are based on premiums. Notwithstanding the changes in the market, workers' compensation continues to be suitable for the alternative market because many states set rates or enforce minimum rate laws which prohibit the commercial insurance market from offering premium discounts to insureds with favorable loss experience. This causes these clients to seek an alternative method of funding their workers' compensation exposure, which rewards their status as a preferred risk. In addition, workers' compensation involves relatively frequent, predictable levels of loss, which are the type favored by clients for alternative market insurance programs.

  In addition to workers' compensation, our programs have been utilized for other casualty insurance lines such as medical malpractice, general liability, commercial auto liability and auto physical damage.

  At March 31, 2000, we had a total of 1,177 employees.

Marketing--Commonwealth Risk Services, L.P.

  Our wholly owned subsidiary, Commonwealth Risk Services, L.P., also referred to in this prospectus supplement as CRS, markets our services in the United States, Canada and Europe to insurance brokers and consultants representing clients. CRS also designs risk financing programs for potential clients in conjunction with their insurance brokers and consultants. Through offices in Philadelphia, California and London, CRS markets these services using direct mail, advertising, seminars and trade and industry conventions.

  CRS seeks to become actively involved with the insurance broker in the presentation of our services to potential clients and maintains a direct relationship with the client after the sale. CRS assists brokers in the design and implementation of risk financing programs, although the extent of this involvement depends on the size, experience and resources of the particular broker. Members of the CRS staff frequently provide supporting promotional materials and assist in the preparation of financial analyses comparing the net present value, after-tax cost of an IPC Program with alternative approaches. Representatives of CRS seek to be present at meetings with potential clients to explain how the IPC Program works, including how reinsurance is handled, how funds are invested and how underwriting profits and investment income are returned.

The Insurance Profit Center Program and Program Business

  In 1980, we developed a program which provides clients with a facility for managing their insurance exposures. This type of structure is frequently referred to as a "rent-a-captive," although the facility has many significant differences from a captive insurance company. The facility was designed to provide certain of the benefits available through captive insurance companies without the administrative cost and capital commitment necessary to establish and operate a captive insurance company. Since the IPC Program involves a retention of risk by the client, it encourages the implementation of risk management and risk reduction programs to lower the losses incurred.

  The IPC Program is appropriate for corporations and associations which generate $.75 million or more in annual premiums. Typically, clients which use an IPC Program are profitable and have adequate working capital but generate insufficient premium to consider, or are otherwise unsuitable for, a wholly-owned captive. During 1999, we increased the number of agency IPC Programs in which an insurance agent or broker, rather than the insured, becomes the preferred shareholder and participates in the profit or loss on the program. These types of programs are referred to as "Program Business" and are discussed below.

  Return on the IPC program is a function of the loss experience of the insured. The principal benefits of the IPC Program to the client are:

  . a reduction of the net present value, after-tax cost of financing the client's risks;

  . a lower commitment of funds than would be necessary to capitalize and maintain a captive insurance company;

  . access to commercial reinsurance markets for the client's excess risk;
    and

  . program structure that is customized, flexible and relatively easily implemented.

  We operate the IPC Program from offices in Bermuda. The Bermuda office is involved in designing, negotiating and administering IPC Programs and reviews each prospective client, negotiates the shareholder's agreement with the client and the reinsurance agreement with Legion Insurance or another policy-issuing company. One of our foreign insurance companies, also referred to as one of the IPC Companies, receives and invests premiums, administers policy claims, establishes reserves, provides quarterly financial reports to clients and, ultimately, returns the underwriting profit and investment income to the client as preferred share dividends.

  The funds of each IPC Program are invested by our subsidiary, Mutual Finance Ltd. The funds are invested using the services of professional investment advisors.

  Neither Legion Insurance nor the IPC Companies underwrite risk in the traditional sense. Rather, their function is to ensure that substantially all of the underwriting risk of the client is either retained by the client in the IPC Program or its captive insurance company, as the case may be, or transferred to unaffiliated reinsurers. In the event that the IPC Company sustains an underwriting loss on a program which exceeds that program's investment income, the IPC Company recovers this loss from the client. Since the client has generally collateralized the IPC Company for at least the difference between the funds available in that client's IPC Program and the level of currently expected losses by cash or a letter of credit, the IPC Company should not be affected by the bankruptcy of a client. In the event, however, that the IPC Company is unable to recover the full amount of its loss from the cash collateral or the letter of credit, the IPC Company would seek to recover from the client pursuant to the indemnity provisions of the shareholder's agreement. As of December 31, 1999, we maintained a provision of $10.0 million against losses which may occur on programs where we may be forced to rely solely on the client's indemnity.

  In addition to programs for corporate clients, we also offer an association IPC Program, which allows smaller insureds to collectively take advantage of the financial benefits available to larger corporate insureds individually.

The Legion Companies

  Legion Insurance is domiciled in Pennsylvania and is admitted to write primary insurance, often called being admitted or writing insurance on an admitted basis, in all 50 states of the United States, the District of Columbia and Puerto Rico. Legion Indemnity is domiciled in Illinois, is an admitted insurer in Illinois and is an authorized surplus lines insurer in 42 states, the District of Columbia, Guam and the Virgin Islands. An authorized surplus lines insurer writes specialty property and liability coverage when the specific specialty coverage is unavailable from admitted insurers. Villanova is domiciled in Pennsylvania and is admitted to write primary insurance in 43 states.

  In our Corporate Risk Management business segment, one of the Legion Companies issues an insurance policy to the client, which either fulfills a legal requirement that the client have a policy from a licensed insurer or satisfies a business need the client may have for an admitted policy. The client and the Legion Company determine the level of exposure the client wishes to retain and the Legion Company transfers the specific excess risk and the aggregate excess risk beyond that retention to unaffiliated reinsurers. The Legion Company then reinsures the client's chosen retention to one of the IPC Companies or to the client's captive insurance company. In certain cases the Legion Company may issue a large deductible type policy through which the client pays claims up to its chosen retention directly. Payments within the deductible are covered by a deductible reimbursement policy issued by one of the IPC Companies. In either type of policy, the Legion Company retains only a relatively small portion of the risk on each program for its own account.

  In our Program Business, the Legion Company replaces traditional insurers as the conduit between producers of specialty books of business and reinsurers wishing to write that business. In this line of business, the reinsurer replaces the insured as the risk-bearing entity. As with the Corporate Risk Management line of business, the Legion Company negotiates the reinsurance and performs certain administrative services in connection with the program. Program Business differs from the Corporate Risk Management line of business in that policy underwriting, issuance and premium collection are usually provided by the general agent, rather than the Legion Company. The Legion Company analyzes each program prior to inception, arranges for quota share or specific and aggregate excess reinsurance coverage through its reinsurance treaties, collects the premium from the client, prepares accounting cessions for the reinsurers, audits the final premium, supervises the independent claims adjuster, collects claim reimbursements from reinsurers and performs certain other related services for each account.

  For the Corporate Risk Management business, the Legion Companies have established a reinsurance treaty with an unaffiliated reinsurer to transfer the specific and aggregate excess risk above the client's retention. The client's retention is negotiated separately for each program and reflects the amount of risk the client wishes to retain for its program on both a specific and aggregate basis. For the Program Business, each Legion Company purchases a separate reinsurance treaty, both on a quota share and a specific and aggregate excess of loss basis.

  The Legion Companies currently place substantially all reinsurance with unaffiliated commercial reinsurers whose ratings from A.M. Best Company are A-or higher. At December 31, 1999, the largest reinsurance recoverables from unaffiliated commercial reinsurers were $172.6 million from Transatlantic Reinsurance Company, a participant on several layers of specific and aggregate reinsurance with respect to various of our Program and Corporate Risk Management business and substantially all of our American Psychiatric Association program, $161.3 million from First Excess and Reinsurance Corp. and $145.4 million from American Re-insurance Company, which are both reinsurers on several current treaties. Transatlantic is rated "A++," First Excess, now GE Reinsurance Corporation and part of the Employers Re U.S. Group, is rated "A++" and American Re-insurance is rated "A++" by A.M. Best Company.

  Through its reinsurance arrangements, each Legion Company places significant amounts of reinsurance with a variety of unaffiliated reinsurance companies. In order to maintain an acceptable level of net written premium for regulatory purposes, each Legion Company seeks to develop a level of net written premium which will not involve a significant degree of underwriting risk. In most Legion programs, the Legion Company retains liability for a specified amount of losses equal to at least 10% of the gross written premium. The level of losses retained by the Legion Company are set at a level so that no significant underwriting profit or loss should occur.

  In order to take regulatory credit for reinsurance ceded to one of the IPC Companies or to a captive insurance company, the Legion Company must receive a letter of credit for the amount of the insurance reserves ceded since the companies to which the reinsurance is ceded are not licensed reinsurers in any state of the United States. The letter of credit must be issued or confirmed by a bank which is a member of the U.S. Federal Reserve System. At December 31, 1999, the Legion Companies had $371 million of letters of credit, of which $257 million was supplied by the IPC Companies. Legion Insurance, Legion Indemnity and Villanova are also subject to other regulation by the insurance departments of Pennsylvania, Illinois and other states where they are licensed.

  As of December 31, 1999, the Legion Companies had 355 accounts and had statutory capital of $349.9 million. They wrote gross statutory premiums of $1.2 billion during 1999.

Specialty Brokerage

  In 1991, we acquired a 51% interest in a newly-formed London reinsurance brokerage firm, MRM Hancock Limited. MRM Hancock specializes in the placement of reinsurance for captive insurance companies in the London market, including Lloyds of London. In 1996, we acquired the remaining 49% of MRM Hancock from the management of MRM Hancock and General International Ltd., a Bermuda insurance subsidiary of General Motors Corporation. MRM Hancock is now a wholly owned subsidiary. In July 1992, we acquired Park International Limited, a Bermuda broker specializing in placing coverage with Bermuda-based excess liability and corporate officers' and directors' liability carriers. In 1998, we acquired H&H Reinsurance Brokers, Ltd., a Bermuda-based specialty reinsurance broker that was part of the IAS Group, a group of companies that was acquired by MRM in 1998. During 1999, all of our brokerage business was combined into one unit to better coordinate the specialty brokerage activities and to improve customer service.

Financial Services

  In July 1996, we acquired The Hemisphere Group Limited, a Bermuda financial services company. Hemisphere has been in business since 1980 and has three active subsidiary operations in Bermuda providing company management, corporate secretarial, fund administration and trust management services. With a total staff of 158, Hemisphere had approximately 279 mutual fund clients as of December 31, 1999. In addition, Hemisphere administers investment holding companies, trading companies and trusts. Hemisphere has formed a network of professional relationships in the major financial centers of the world, and this network is the source for significant ongoing referrals of business. During 1997, Hemisphere expanded its trust operations by the acquisition of Hugo Trust Company based in Jersey in the Channel Islands. Hemisphere Trust (Jersey) Limited, which is comprised of Hugo Trust Company and Augres Trust Company, provides a base to develop European-based trust business and had revenues of $2.8 million in 1999.

  In January 1997, we incorporated MRM Life Ltd. in Bermuda to provide life insurance and related products, including annuities and variable annuities. We began marketing these products in the fourth quarter of 1997.

  In 1998, Hemisphere expanded its operations to Dublin, Ireland and Boston, Massachusetts in order to service the European offshore and US hedge fund industries, respectively.

Competition

  Our insurance services compete with self-insurance plans, captive insurance companies managed by others and a variety of risk financing insurance policies. We believe that the IPC Program is the largest independent alternative market facility that is not affiliated with either a major retail insurance broker or a major insurance company. We face significant competition in marketing the IPC Program from other risk management programs offered by U.S. insurance companies, from captive insurance companies for large insureds and from rent-a-captives organized by large insurance companies and brokers.

  The primary basis for competition among these alternative risk management vehicles varies with the financial and insurance needs and resources of each potential insurance buyer. The principal factors that are considered include an analysis of the net present-value, after-tax cost of financing the client's expected level of losses, the amount of premium and collateral required, the attachment point of excess coverage provided in the event losses exceed expected levels as well as cash flow and tax planning considerations and the expected quality and consistency of the services to be provided. We believe that for insureds with financial characteristics and loss experience lending themselves to an IPC Program, the IPC Companies compete effectively with other risk financing alternatives.

  In a soft insurance market, characterized by excess capital and competitive pricing, it is generally easier for us to structure programs because of the availability and pricing of reinsurance but more difficult to attract potential participants and sell programs because of competition. In a hard market, such as that experienced during 1985-1987, it is more difficult to structure programs due to the high price and unavailability of reinsurance, but we experience less competition in attracting clients and selling programs.

Regulatory Considerations

  The Bermuda-based IPC Companies, Mutual Indemnity Ltd., Mutual Indemnity (Bermuda) Ltd. and Mutual Indemnity (US) Ltd., are subject to regulation under the Bermuda Companies Act of 1981 and as insurers under the Bermuda Insurance Act of 1978, as amended by the Insurance Amendment Act of 1995 and the regulations promulgated thereunder. They are required, among other things, to meet and maintain standards of solvency, to file periodic reports in accordance with Bermuda statutory accounting rules, to produce annual audited financial statements and to maintain a minimum level of statutory capital and surplus. In general, the regulation of insurers in Bermuda relies heavily upon the auditors, directors and managers of the Bermuda insurer, each of which must certify that the insurer meets the solvency and capital requirements of the Bermuda Insurance Act of 1978. Mutual Indemnity (Barbados) Ltd. and Mutual Indemnity (Dublin) Ltd. are subject to similar regulation in Barbados and Ireland, respectively.

  The Legion Companies are subject to regulation and supervision by the insurance regulatory authorities of the various states of the United States in which they conduct business. This regulation is intended primarily for the benefit of policyholders. Legion Insurance is admitted in 50 states, the District of Columbia and Puerto Rico, and is subject to regulation in each jurisdiction. Legion Indemnity is admitted in Illinois and is authorized as a surplus lines insurer in 42 states, the District of Columbia, Guam and the Virgin Islands. Legion Indemnity is regulated in Illinois but is generally not subject to regulation in those states where it acts as a surplus lines insurer. Villanova is admitted in 43 states and is subject to regulation in each jurisdiction. State insurance departments have broad regulatory, supervisory and administrative powers. These powers relate primarily to the standards of solvency which must be met and maintained, the licensing of insurers and their agents, the approval of rates and forms and policies used, the nature of, and limitations on, insurers' investments, the form and content of periodic and other reports required to be filed and the establishment of reserves required to be maintained for unearned premiums, losses and loss expenses or other purposes.

  The Legion Companies are also subject to state laws regulating insurance holding companies. Under these laws, state insurance departments may examine the Legion Companies at any time, require disclosure of material transactions by each of the holding companies and require prior approval of certain "extraordinary" transactions, such as dividends from the insurance subsidiary to the holding company and purchases of certain amounts of the insurance subsidiary's capital stock. These laws also generally require approval of changes of control, which are usually triggered by the direct or indirect acquisition of 10% or more of the insurer.

  Most states require all admitted insurance companies to participate in their respective guaranty funds, which cover claims against insolvent insurers. Solvent insurers licensed in these states are required to cover the losses paid on behalf of insolvent insurers by the guaranty funds and are generally subject to annual assessments in the state by its guaranty fund to cover these losses. Some states also require licensed insurance companies to participate in assigned risk plans which provide coverage for workers' compensation, automobile insurance and other lines for insureds which, for various reasons, cannot otherwise obtain insurance in the open market. This participation may take the form of reinsuring a portion of a pool of policies or the direct issuance of policies to insureds. Generally, the Legion Companies participate as pool reinsurers or assign to other companies the direct policy issuance obligations. The calculation of an insurer's participation in these plans is usually based on the amount of premium for that type of coverage that was written by the insurer on a voluntary basis in a prior year. Assigned risk pools tend to produce losses which result in assessments to insurers writing the same lines on a voluntary basis. The Legion Companies also pay a fee to carriers assuming their direct policy issuance obligations. For each program a Legion Company writes, it estimates the amount of assigned risk and guaranty fund assessments that it will incur as a result of having written that program. If that estimate proves to be inadequate, the Legion Company is entitled under its reinsurance agreements with the IPC Companies to recover from the reinsurer the amount of any assessments in excess of the estimate. The IPC Companies are then entitled under the terms of each shareholder's agreement to recover this excess from the client. However, the IPC Companies are generally only able to collateralize this obligation up to the amount of the estimated assessments.

  The NAIC has established the Insurance Regulatory Information System, also referred to in this prospectus supplement as IRIS, to assist state insurance departments in their regulation and oversight of insurance companies domiciled or operating in their respective states. IRIS has established a set of twelve financial ratios with specified "unusual values" for each ratio. Companies reporting four or more unusual values on the IRIS ratios may expect inquiries from individual state insurance departments concerning specific aspects of the insurer's financial position. As of December 31, 1999, Legion Insurance, Villanova and Legion Indemnity had six, four and three unusual values, respectively. Four of Legion Insurance's ratios, change in net writings, surplus aid to surplus, agent's balance to surplus and estimated current reserve deficiency to surplus, are directly related to premium growth. Change in surplus was unusual due to the $143.0 million of additional capital contributed during 1999. The final ratio, liabilities to liquid assets, was unusual due to the receipt of $35 million in premium prior to the receipt of policy level detail to record the written premium. This inflates the ratio as it represents funds awaiting application to actual policies.

  Villanova had four unusual values related to premium growth, change in net writings and estimated current reserve deficiency to surplus. It also had an unusual value for low investment yield. The low value for investment yield is the result of actual investments made late in the year while the ratio is calculated assuming investments were made evenly throughout the year. The last unusual value for Villanova was a decrease in surplus. This was the result of the dividends to its parent and the sharing of receivables write-offs under our pooling arrangement.

  Legion Indemnity had three unusual values, all premium growth related. They were change in net writings, surplus aid to surplus and agent's balance to surplus.

  The NAIC has also adopted the Risk Based Capital for Insurers Model Act. The Risk Based Capital Model Act sets forth a risk-based capital formula for property and casualty insurers. The formula measures minimum capital and surplus needs based on the risk characteristics of a company's products and investment portfolio. The formula is part of each company's annual financial statement filings and is to be used as a tool to identify weakly capitalized companies. In those states having enacted the Risk Based Capital Model Act, companies having capital and surplus greater than the minimum required by the formula but less than a specified multiple of the minimum may be subject to additional regulatory scrutiny from domiciliary state insurance departments. To date, nearly all states have adopted the Risk Based Capital Model Act. At December 31, 1999, the Legion

Companies combined risk-based capital was $347.4 million. Under the risk-based capital tests, the threshold that constitutes the authorized control level which authorizes the commissioner to take whatever regulatory action considered necessary to protect the best interest of the policyholders and creditors of the Legion Companies was $121 million. Therefore, the Legion Companies capital exceeds the requirements of the Risk Based Capital Model Act.

  In reaction to increasing rates for and decreasing availability of workers' compensation insurance starting in the early 1990's, many states began to enact reforms designed to reduce the cost of workers' compensation insurance, principally through a reduction in benefits or an increase in efficiencies in the system. In California, a reform package was enacted in 1993 providing for, in part, a reduction of premium rates, an increase in the standard necessary to prove "stress-related" work injuries, group-self insurance for employers and the repeal of the minimum rate law effective January 1, 1995. In Florida, the assigned risk plan was abolished and replaced by a joint underwriting authority. Other states have enacted or are considering similar reforms. Workers' compensation reform, together with the effects of competition and other factors, has led to reduced premiums in many states. This has reduced the appeal of alternative market products such as those offered by us. This is apparent in California where workers' compensation rates have declined by more than 50% since mid-1993 while benefit levels have increased. This will inevitably lead to significant losses for those traditional carriers who are writing this business. A number of these carriers have recently filed for significant rate increases.

  The Legion Companies are permitted to pay dividends only from statutory-earned surplus. Subject to this limitation, the maximum amount of dividends that each Legion Company is able to pay in any twelve-month period will be the greater of statutory net income in the preceding year or 10% of its statutory surplus. Based on 1999 results, the maximum dividend the Legion Companies would collectively be permitted to pay in 2000 is $35.0 million.

Losses and Loss Reserves

  We establish reserves for losses and loss adjustment expenses related to claims that have been reported on the basis of the evaluations of independent claims adjusters under the supervision of the claims staff of each Legion Company. In addition, reserves are established for losses that have occurred but have not yet been reported and for adverse development of reserves on reported losses by us on a quarterly basis. The estimate of claims arising for accidents that have not yet been reported is based upon our and the insurance industry's experience together with statistical information with respect to the probable number and nature of these claims.

  Gross loss reserves of $136.0 million and $121.0 million at December 31, 1999 and 1998, respectively, have been discounted by $39.5 million and $36.2 million, respectively, assuming interest rates of 6% for medical malpractice reserves and 4% for excess workers' compensation reserves based on the recommended rate under Pennsylvania law. These reserves are also discounted in our regulatory filings. In 1993, we adopted SFAS 113 and reclassified substantially all of our net retained medical malpractice reserves as claims deposit liabilities. On a net basis, therefore, the only discounted reserves are those relating to our share of the excess reinsurance coverage provided in connection with each program. This discounting reduced net loss reserves on our consolidated balance sheets by $3.8 million and $4.7 million at December 31, 1999 and 1998, respectively.

  Prior to 1995, loss development had been generally favorable. The adverse development in recent years has principally been a result of losses on terminated programs.

  The following table sets forth a reconciliation of beginning and ending reserves for losses and loss adjustment expenses in accordance with generally accepted accounting principles, also referred to as GAAP:

                                                 Year ended December 31,
                                              --------------------------------
                                                 1999        1998       1997
                                              ----------  ----------  --------
                                                      (In thousands)
Gross reserves for losses and loss
 adjustment expenses, beginning of year.....  $1,190,426  $  716,461  $419,737
Recoverable from reinsurers.................   1,079,562     630,697   350,318
                                              ----------  ----------  --------
Net reserves for losses and loss adjustment
 expenses, beginning of year................     110,864      85,764    69,419
Less: Other net reserves(1).................     (10,184)     (3,542)   (1,008)
                                              ----------  ----------  --------
                                                 100,680      82,222    68,411
Provision for losses and loss adjustment
 expenses for claims occurring in:
  Current year..............................     140,574      74,476    50,301
  Prior years...............................       7,131       3,782      (444)
                                              ----------  ----------  --------
   Total losses and loss adjustment expenses
    incurred................................     147,705      78,258    49,857
                                              ----------  ----------  --------
Payments for losses and loss adjustment
 expenses for claims occurring:
  Current year..............................     (61,697)    (15,039)  (10,850)
  Prior years...............................     (64,562)    (44,761)  (25,196)
                                              ----------  ----------  --------
   Total Payments...........................    (126,259)    (59,800)  (36,046)
                                              ----------  ----------  --------
Net reserves for losses and loss adjustment
 expenses, end of year......................     122,126     100,680    82,222
Other net reserves(1).......................       8,058      10,184     3,542
                                              ----------  ----------  --------
                                                 130,184     110,863    85,764
                                              ----------  ----------  --------
Recoverable from reinsurers.................   1,729,936   1,079,563   630,697
                                              ----------  ----------  --------
Gross reserves for losses and loss
 adjustment expenses, end of year...........  $1,860,120  $1,190,426  $716,461
                                              ==========  ==========  ========

--------
(1) Other reserves represent reinsurance contracts which are being run off and which were written in subsidiaries other than Legion, plus reserves for other run-off business.

  The following table reconciles the difference between the Legion Companies' portion of the GAAP reserves and those contained in regulatory filings made by the Legion Companies in accordance with statutory accounting practices, also referred to as SAP.

                                                   Year ended December 31,
                                                --------------------------------
                                                   1999        1998       1997
                                                ----------  ----------  --------
                                                        (In thousands)
Reserves for Legion losses and loss adjustment
 expenses, end of year SAP....................  $  141,709  $  109,506  $114,211
Gross-up for ceded reinsurance reserves.......   1,728,988   1,077,349   629,227
Provision for reinsurance uncollectible on a
 GAAP basis reported as a provision for
 unauthorized reinsurance on a SAP basis......         --          302       924
Reclassification of loss reserves to claims
 deposit liabilities..........................     (13,853)    (19,163)  (29,011)
Reclassification of retroactive reinsurance
 reserve to receivable from affiliate.........       2,777       8,598       --
Elimination of statutory increase in assigned
 risk reserves................................     (15,000)    (15,000)  (15,000)
Reserves for audit premium estimates not
 included on SAP basis........................       4,260       2,745       730
                                                ----------  ----------  --------
Reserves for Legion losses and loss adjustment
 expenses.....................................   1,840,361   1,164,337   701,081
Other non-US Reserves.........................      11,567      13,813    10,489
                                                ----------  ----------  --------
Liabilities for unpaid losses and loss
 adjustment expenses..........................   1,851,928   1,178,150   711,570
Reserves on run-off business..................       8,192      12,276     4,891
                                                ----------  ----------  --------
  Total reserves for losses and loss
   adjustment expenses, end of year GAAP......  $1,860,120  $1,190,426  $716,461
                                                ==========  ==========  ========

  The following table presents the development of our ongoing net reserves for 1989 through 1999. The top line of the table shows the estimated reserve for unpaid losses and loss adjustment expenses recorded at the balance sheet date for each of the indicated years. This amount represents the estimated amount of losses and loss adjustment expenses for claims that are unpaid at the balance sheet date, including losses that have been incurred but not yet reported to us. The table also shows the re-estimated amount of the previously recorded reserve based on experience as of the end of each succeeding year. The estimate changes as more information becomes known about the frequency and severity of claims for individual years. The "cumulative redundancy (deficiency)" represents the aggregate change in the estimates over all prior years. It should be noted that the following table presents a "run off" of balance sheet reserves, rather than accident or policy year loss development. Therefore, each amount in the table includes the effects of changes in reserves for all prior years.

                 ANALYSIS OF LOSS AND LOSS EXPENSE DEVELOPMENT
                       (Net of Reinsurance Recoverables)

                                                               Year Ended December 31,
                    ------------------------------------------------------------------------------------------------------------
                      1989      1990      1991      1992       1993       1994       1995       1996       1997        1998
                    --------  --------  --------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                    (In thousands)
Gross reserve for
losses and loss
adjustment
expense(1)........  $ 43,339  $ 88,437  $142,605  $ 191,775  $ 205,272  $ 242,189  $ 315,689  $ 419,737  $ 716,461  $ 1,190,426
Reinsurance
reserves..........   (22,221)  (52,321)  (89,295)  (113,075)  (148,637)  (178,002)  (256,678)  (350,318)  (630,697)  (1,079,562)
                    --------  --------  --------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Net reserve for
losses and loss
adjustment
expenses..........    21,118    36,116    53,310     78,700     56,635     64,187     59,011     69,419     85,764      110,864
Other
reserves(2).......    (2,540)   (1,357)   (1,464)    (1,531)    (1,118)    (1,006)    (1,008)    (1,008)    (3,542)     (10,184)
                    --------  --------  --------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                      18,578    34,759    51,846     77,169     55,517     63,181     58,003     68,411     82,222      100,680
Reclassification
of reserves to
claim deposit
liabilities(3)....   (12,560)  (20,796)  (28,322)   (36,078)       --         --         --         --         --           --
                    --------  --------  --------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Reserve for losses
and loss
adjustment
expenses restated
for the effects of
SFAS 113..........     6,018    13,963    23,524     41,091     55,517     63,181     58,003     68,411     82,222      100,680
 Reserve re-
 estimated as of:
 One year later...    20,220    35,453    53,193     40,443     55,131     60,917     54,982     67,966     86,002      107,811
 Two years later..    20,476    34,953    24,269     41,433     52,381     56,767     54,328     70,502     91,809
 Three years
 later............    20,434    13,131    23,298     39,351     47,657     56,291     56,576     74,294
 Four years
 later............     6,328    12,132    22,010     36,330     47,740     57,760     59,198
 Five years
 later............     6,397    12,268    20,390     36,424     48,162     60,762
 Six years later..     5,993    10,649    20,500     36,652     51,532
 Seven years
 later............     4,737    10,700    20,689     37,515
 Eight years
 later............     4,768    10,750    23,472
 Nine years
 later............     4,672    10,757
 Ten years later..     4,522
Cumulative
Redundancy
(Deficiency)......     1,496     3,206        52      3,576      3,985      2,419     (1,195)    (5,883)    (9,587)      (7,131)
Percentage........        25%       23%        0%         9%         7%         4%        -2%        -9%       -12%          -7%
Reserve for Losses
and Loss
Adjustment
Expenses without
the effect of
Discounting:
 Discounted
 reserve..........  $ 18,578  $ 34,759  $ 51,846  $  77,169  $  55,517  $  63,181  $  58,003  $  68,411  $  82,222  $   100,680
                    --------  --------  --------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
  Total Discount..     4,144     6,091     8,345     10,785      1,387      2,905      3,291      3,547      3,671        4,667
                    --------  --------  --------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                       1999
                    ------------
Gross reserve for
losses and loss
adjustment
expense(1)........  $ 1,860,120
Reinsurance
reserves..........   (1,729,936)
                    ------------
Net reserve for
losses and loss
adjustment
expenses..........      130,184
Other
reserves(2).......       (8,058)
                    ------------
                        122,126
Reclassification
of reserves to
claim deposit
liabilities(3)....          --
                    ------------
Reserve for losses
and loss
adjustment
expenses restated
for the effects of
SFAS 113..........      122,126
 Reserve re-
 estimated as of:
 One year later...
 Two years later..
 Three years
 later............
 Four years
 later............
 Five years
 later............
 Six years later..
 Seven years
 later............
 Eight years
 later............
 Nine years
 later............
 Ten years later..
Cumulative
Redundancy
(Deficiency)......
Percentage........
Reserve for Losses
and Loss
Adjustment
Expenses without
the effect of
Discounting:
 Discounted
 reserve..........  $   122,126
                    ------------
  Total Discount..        3,745
                    ------------

                                                        Year Ended December 31,
                      ---------------------------------------------------------------------------------------------------
                        1989      1990      1991      1992     1993    1994    1995    1996     1997      1998     1999
                      --------  --------  --------  --------  ------- ------- ------- -------  -------  --------  -------
                                                             (In thousands)
Ultimate Reserve
Liability...........    22,722    40,850    60,191    87,954   56,904  66,086  61,294  71,958   85,893   105,347  125,871
Reclassification of
reserves to claim
deposit
liabilities(3)......   (16,704)  (26,889)  (36,667)  (46,862)     --      --      --      --       --        --       --
                      --------  --------  --------  --------  ------- ------- ------- -------  -------  --------  -------
Ultimate reserve
liability restated
for the effects of
SFAS 113............     6,018    13,961    23,524    41,092   56,904  66,086  61,294  71,958   85,893   105,347  125,871
Reserve re-estimated
as of:
 One year later.....    23,493    41,084    60,820    40,443   56,272  63,480  57,866  71,008   89,347   111,972
 Two years later....    23,760    39,668    24,269    41,433   53,410  59,186  57,097  73,790   95,584
 Three years later..    23,025    13,131    23,298    39,351   48,499  58,558  59,456  77,490
 Four years later...     6,328    12,132    22,010    36,330   48,400  60,096  61,943
 Five years later...     6,397    12,268    20,390    36,424   48,854  62,919
 Six years later....     5,993    10,649    20,500    36,652   52,031
 Seven years later..     4,737    10,700    20,689    37,515
 Eight years later..     4,768    10,750    23,472
 Nine years later...     4,672    10,757
 Ten years later....     4,522
 Cumulative
 Redundancy
 (Deficiency)
 without discount
 effect.............     1,346     3,211     2,835     4,440    8,050   5,990   1,838  (1,832)  (3,454)   (6,625)
 Percentage.........       22%       23%       12%       11%      14%      9%      3%     -3%      -4%       -6%
Cumulative Amount of
Reserve Paid
through:
 One year later.....  $  1,768  $  4,705  $  9,647  $ 15,972  $17,909 $19,720 $10,955 $25,196  $44,761  $ 65,931
 Two years later....     2,590     4,986    13,158    21,121   25,306  21,054  22,422  43,068   62,781
 Three years later..     3,541     6,077    15,104    24,991   27,134  28,547  31,925  49,571
 Four years later...     3,857     6,859    16,897    25,510   31,972  34,398  41,684
 Five years later...     4,093     7,533    17,311    28,110   35,967  45,706
 Six years later....     4,322     7,381    17,943    30,793   41,392
 Seven years later..     3,842     7,484    19,494    33,432
 Eight years later..     3,662     8,304    20,920
 Nine years later...     4,010     8,845
 Ten years later....     4,279

----
(1) Medical malpractice reserves have been discounted at 8.25% in 1989 and 1990, and 6% in 1991, 1992, 1993, 1994, 1995, 1996, 1997, 1998 and 1999.
(2) Other reserves represent reinsurance contracts which are being run-off and which were written in subsidiaries other than Legion, plus reserves on other run-off businesses.
(3) The re-classification of reserves to claims deposit liabilities is a result of the adoption of SFAS 113.

                        DESCRIPTION OF THE SENIOR NOTES

  The following description of the particular terms of the senior notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of senior notes set forth in the attached prospectus.

General

  The senior notes will be issued as a series of debt securities under the
senior indenture, dated as of June   , 2000, between MRM, Mutual Group and The
Chase Manhattan Bank, as trustee. For a description of the rights attaching to different series of senior notes under the senior indenture, see "Description of the Senior Notes and the MRM Senior Note Guarantees" in the attached prospectus.

  The senior notes will be issued as unsecured obligations of Mutual Group, will be limited to an aggregate principal amount of $150,000,000, will be issued only in book-entry form through the facilities of The Depository Trust Company, referred to in this prospectus supplement as DTC, and will be in denominations of $1,000 and integral multiples thereof. The senior notes will
mature on         . Transfers or exchanges of beneficial interests in the
senior notes in book-entry form may be effected only through a participating member of DTC. See "Global Securities" below. The senior notes will bear
interest from        , 2000, payable in arrears on each         and
  , commencing              , 2000 at the rate set forth on the cover page of
this prospectus supplement, to the persons in whose names the senior notes are
registered on the preceding           and         , respectively.

Guarantee

  MRM will fully and unconditionally guarantee all obligations with respect to the senior notes.

Optional Redemption

  Mutual Group may on any one or more occasions redeem all or any part of the senior notes at a redemption price equal to the greater of:

  . 100% of the principal amount of the senior notes to be redeemed; and

  . the sum of the present values of the remaining scheduled payments of principal and interest on those senior notes from and after the date of redemption discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 25 basis points;

plus, in each case, accrued and unpaid interest to the date of redemption.

  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes.

  "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Mutual Group.

  "Reference Treasury Dealer" means each of Prudential Securities Incorporated, Banc of America Securities LLC, Salomon Smith Barney Inc. and PaineWebber Incorporated and their respective successors; provided, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, Mutual Group shall substitute another primary treasury dealer.

  "Comparable Treasury Price" means, with respect to any redemption date,


  . the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or

  . if the trustee is unable to obtain at least three such Reference Treasury
    Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the senior notes to be redeemed.

  Unless Mutual Group defaults in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the senior notes or portions of the senior notes called for redemption.

  The senior notes will not be entitled to any sinking fund.

Global Securities

  The senior notes will be represented by one or more global securities registered in the name of the nominee of DTC, and will be available for purchase in denominations of $1,000 and any integral multiple of $1,000. Each global security will be deposited with DTC, its nominee or custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer of the senior notes referred to below and any other matters as may be provided for pursuant to the senior indenture.

  Ownership of beneficial interests in a global security will be limited to institutions that have accounts with DTC or its nominee, often called participants, or persons that may hold beneficial interests through participants. In addition, ownership of beneficial interests by participants in a global security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee. Ownership of beneficial interests in the global security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. Some insurance companies and other institutions are required by law to hold their investment securities in definitive form, so an investor may not be able to sell its senior notes to those entities.

  Payments on the senior notes represented by any global security will be made to DTC's nominee as the registered owner and holder of the global security. None of MRM, Mutual Group, the trustee or any agent of MRM, Mutual Group or the trustee will have any responsibility or liability for any aspect of DTC's or its nominee's records or any participant's records relating to or payments made on account of the beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's or its nominee's records or any participant's records relating to the beneficial ownership interests.

  A global security is exchangeable for definitive notes registered in the name of, and a transfer of a global security may be registered to, any person other than DTC or its nominee, only if:

  . DTC notifies us and the senior indenture trustee that it is unwilling or unable to continue as depositary for the global security, and a qualified successor depositary is not appointed by us within 90 days;

  . at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a qualified successor depositary is not appointed by us within 90 days;

  . an event of default has occurred and is continuing; or

  . we determine, in our sole discretion, that the global security shall be exchangeable for definitive notes in registered form.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include brokers, dealers, banks, trust companies, clearing corporations and other organizations, some of whom own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

Certain Covenants in the Senior Indenture

  Neither Mutual Group nor MRM will sell, transfer or otherwise dispose of any shares of capital stock of a significant subsidiary, and neither Mutual Group nor MRM will permit any significant subsidiary to sell, transfer or otherwise dispose of any shares of capital stock of any other significant subsidiary, unless the entire capital stock of the significant subsidiary at the time owned by MRM or Mutual Group, as the case may be, and its significant subsidiaries is disposed of at the same time for consideration consisting of cash or other property, which, in the opinion of MRM's or Mutual Group's board of directors, as the case may be, determined in good faith, is at least equal to the fair market value of the significant subsidiary and the transaction is in compliance with the merger provisions described in the accompanying prospectus.

  Neither MRM nor Mutual Group will, and neither MRM nor Mutual Group will permit any significant subsidiary at any time directly or indirectly to, create, assume, incur or otherwise permit to exist any indebtedness secured by a pledge, lien or other encumbrance on any shares of the capital stock of any significant subsidiary, other than existing indebtedness that is so secured and any renewals, extensions or refundings of that indebtedness, without making effective provisions whereby the senior notes then outstanding, and, if MRM or Mutual Group, as the case may be, elects, any other indebtedness ranking equally with the senior notes, will be secured equally and ratably with or prior to that other indebtedness so long as that other indebtedness is secured.

  "Significant subsidiary" means any subsidiary of MRM, the assets of which constitute at least 10% of MRM's consolidated total assets or the income before income taxes and minority interest of which accounts for at least 10% of MRM's consolidated income before income taxes and minority interest.

Defeasance

  The indenture provisions relating to satisfaction and discharge and legal and covenant defeasance that are described in the accompanying prospectus under the caption "Description of the Senior Notes and the MRM Senior Note Guarantees--Defeasance and Covenant Defeasance" will apply to the senior notes.

Concerning the Trustee

  MRM, Mutual Group and certain of their affiliates maintain banking relationships in the ordinary course of business with The Chase Manhattan Bank.

Paying Agent and Registrar

  The Chase Manhattan Bank will act as paying agent and registrar for the senior notes.

                                 UNDERWRITING

  Prudential Securities Incorporated, Banc of America Securities LLC and Salomon Smith Barney Inc., collectively referred to in this prospectus supplement as the underwriters, have severally agreed, subject to the terms
and conditions contained in the underwriting agreement, dated June   , 2000,
with MRM and Mutual Group, to purchase from Mutual Group and Mutual Group has agreed to sell to the underwriters, the principal amount of the senior notes set forth below opposite their respective names:

                                                                Principal Amount
   Underwriter                                                      of Notes
   -----------                                                  ----------------
   Prudential Securities Incorporated..........................   $
   Banc of America Securities LLC..............................
   Salomon Smith Barney Inc....................................
                                                                  ------------
     Total.....................................................   $150,000,000
                                                                  ============

  The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the senior notes offered hereby is subject to specified conditions, including delivery of legal opinions by MRM's and Mutual Group's counsel. Subject to the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the senior notes offered hereby if any are taken.

  The underwriters have advised Mutual Group that they propose to offer the senior notes initially at the initial public offering price set forth on the cover page of this prospectus supplement, that the underwriters may allow to
selected dealers a concession of       % of the offering price and that the
dealers may reallow a concession not in excess of        % of the offering
price to other dealers. After the initial public offering, the offering price and the concessions may be changed by the underwriters.

  There is no established trading market presently in existence for the senior notes and, although the underwriters have advised us that they currently intend to make a market in the senior notes, they are not obligated to do so and any market making may be discontinued at any time, without notice, in the sole discretion of the underwriters. In addition, any market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. The senior notes are not listed on a national securities exchange or authorized for trading on the National Association of Securities Dealers Automated Quotation System. No assurance can be given as to the development of liquidity of any market that may develop for the senior notes.

  The underwriting agreement provides that we will indemnify the underwriters and their respective controlling persons against specified liabilities, including liabilities under the Securities Act, or will contribute to payments that the underwriters may be required to make in respect thereof.

  In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions and penalty bids. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the senior notes in the open market for the purpose of pegging, fixing and monitoring the price of the senior notes in the open market, and these types of transactions will be effected in compliance with Rule 104 of Regulation M promulgated under the Securities Act. Short covering transactions involve the purchase of senior notes in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when senior notes originally sold by the dealer are purchased in a covering transaction to cover short positions. These types of stabilizing transactions, short covering transactions and penalty bids may cause the price of the senior notes to be higher than it would otherwise be in the absence of these types of stabilizing transactions. The underwriters are not required to engage in these activities, and may discontinue them at any time.

  Expenses associated with this offering to be paid by us are estimated to be $950,000.

  The net proceeds of this offering will be used to repay amounts outstanding under bridge loan facility between MRM, its subsidiaries, Prudential Securities Credit Corp, an affiliate of Prudential Securities, and Bank of America, N.A., an affiliate of Banc of America Securities LLC. This means that affiliates of the underwriters are receiving more than 10% of the net proceeds of the offering and, accordingly, the offering is being conducted in accordance with Rule 2710(c)(8) of the National Association of Securities Dealers.

  Each of the underwriters and/or some of their respective affiliates have provided in the past, and may in the future provide, commercial banking, financing and/or financial advisory services to MRM, Mutual Group and/or their affiliates and have received customary compensation for the rendering of past services. Prudential Securities Credit Corp. has acted as a lender and agent, and Bank of America, N.A. has acted as a lender, under MRM's bridge loan facility. Prudential Securities Incorporated has acted as a broker/dealer in connection with repurchases of MRM's convertible debentures and outstanding common shares.

                                    EXPERTS

  Ernst & Young, independent auditors, have audited MRM's consolidated financial statements and schedules included in its Annual Report on Form 10-K, as amended by its Annual Report on Form 10-K/A, for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. MRM's financial statements and schedules are incorporated by reference in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

                             VALIDITY OF THE NOTES

  The validity of the senior notes will be passed upon for Mutual Group by Mayer, Brown & Platt. The validity of MRM's guarantee of the senior notes will be passed upon for MRM by Conyers, Dill & Pearman, Hamilton, Bermuda. David J. Doyle, an associate with Conyers Dill & Pearman, is a director of MRM. Debevoise & Plimpton, New York, New York, has acted as counsel to the underwriters in connection with the offering.

PROSPECTUS


                                  $500,000,000

                          MUTUAL RISK MANAGEMENT LTD.
                                  SENIOR NOTES
                           JUNIOR SUBORDINATED NOTES

                               MUTUAL GROUP LTD.
                                  SENIOR NOTES
                           JUNIOR SUBORDINATED NOTES
                   Guaranteed by Mutual Risk Management Ltd.

                              MRM CAPITAL TRUST I
                              MRM CAPITAL TRUST II
                             MRM CAPITAL TRUST III
                              PREFERRED SECURITIES
                   Guaranteed by Mutual Risk Management Ltd.

                               ----------------

   We may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will accompany this prospectus. This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. You should read both this prospectus and any prospectus supplement, including the documents we have referred to under the heading "Where You Can Find More Information," to make your investment decision.

   Before investing in our securities, you should review the section of this prospectus called "Risk Factors" beginning on page 5.

   If we decide to list any of these securities on a national securities exchange upon issuance, the applicable supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   We may offer these securities through underwriters or agents or directly to institutional investors. The applicable supplement to this prospectus will provide the specific terms of the plan of distribution.

                  The date of this prospectus is May 25, 2000.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a "shelf" registration statement that we filed with the SEC. By using this shelf registration statement, we may sell up to $500,000,000 of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information."

   MRM Capital Trust I, MRM Capital Trust II and MRM Capital Trust III, each of which is referred to in this prospectus as a trust and all of which are collectively referred to as the trusts, have no independent function other than to issue securities and to purchase junior subordinated notes. Mutual Group Ltd., referred to in this prospectus as Mutual Group, is a wholly-owned subsidiary of Mutual Risk Management Ltd., referred to in this prospectus as MRM. This prospectus does not contain separate financial statements for Mutual Group or the trusts. MRM files consolidated financial information with the SEC that includes condensed consolidating information regarding Mutual Group and will include other financial information regarding the trusts.

   You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. "Incorporate by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, any prospectus supplement and the information incorporated by reference in them may contain forward-looking statements within the meaning of the federal securities laws. MRM intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" and "intend." You should be aware that these statements and any other forward-looking statements in these documents only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in any of these documents under the caption "Risk Factors." The safe harbor provisions for forward-looking statements only apply to companies that have previously offered securities to the public. Because Mutual Group's offer of the senior notes and junior subordinated notes and each trust's offer of the preferred securities constitutes Mutual Group's and each trust's initial public offering of securities, the safe harbor provisions of the federal securities laws do not apply to Mutual Group or the trusts. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                          MUTUAL RISK MANAGEMENT LTD.

   We provide risk management services to clients in the United States, Canada and Europe that seek alternatives to traditional commercial insurance for risk exposures. In addition, we provide financial services to offshore mutual funds and other companies. We are a Bermuda-based insurance holding company that was incorporated in 1977. We primarily focus on the "alternative market," which involves clients self-insuring a significant amount of their loss exposure and transferring only the unpredictable excess risk to insurers. Although revenue earned from premiums is substantial, our principal source of profits is from fees received for the various insurance and other services provided to clients in connection with our programs. Income from fees is derived from four distinct business segments:

  Program Business--The largest of our business segments. In this segment, we replace traditional insurers as the conduit between producers of specialty books of business and reinsurers wishing to write that business. We provide a range of services for a fee and the underwriting profit is shared between the producer and the reinsurers.

  Corporate Risk Management--Our original business segment. Corporate Risk Management involves providing services to businesses and associations seeking to insure a portion of their risk in a loss sensitive alternative market structure. We earn our fees by designing and implementing risk financing and loss control programs for medium-size and large companies that seek to insure a portion of their insurable risk.

  Specialty Brokerage--Our Specialty Brokerage segment specializes in placing reinsurance for captive insurance companies, placing coverage with excess liability and corporate officers' and directors' liability carriers and placing reinsurance in connection with our Program and Corporate Risk Management businesses.

  Financial Services--Our Financial Services segment started in 1996 with the acquisition of The Hemisphere Group Limited. The Financial Services segment provides administrative services to offshore mutual funds and other companies and offers a proprietary family of mutual funds as well as asset accumulation life insurance products for the high net worth market.

   The structure of our programs places most of the underwriting risk with the client or our reinsurers. For regulatory and other reasons, however, we are required to assume a limited amount of risk. We seek to limit our risk to the minimum level feasible. This approach to risk distinguishes us from typical property/casualty companies that assume significant levels of underwriting risk as part of their businesses. We do not seek to earn income from underwriting risk, but rather from fees for services provided.

   MRM's principal executive offices are located at 44 Church Street, Hamilton HM 12 Bermuda and its telephone number is (441) 295-5688.

                               MUTUAL GROUP LTD.

   Mutual Group is a holding company for our U.S. operations. Its principal operating subsidiaries are Legion Insurance Company, Legion Indemnity Company and Villanova Insurance Company. Mutual Group was incorporated in 1979. Its principal executive offices are located at One Logan Square, Suite 1500, Philadelphia, Pennsylvania 19103 and its telephone number is (215) 963-1600.

                                   THE TRUSTS

   Mutual Group created each trust as a statutory Delaware business trust pursuant to a trust agreement. Mutual Group will enter into an amended and restated trust agreement for each trust, which will state the terms and conditions for the trust to issue and sell its preferred securities and common securities.

   Each trust exists solely to:

  . issue and sell to the public preferred securities, representing undivided beneficial interests in the assets of the trust;

  . issue and sell to Mutual Group common securities, representing undivided beneficial interests in the assets of the applicable trust;

  . use the gross proceeds from the sale of its preferred and common securities to purchase a series of junior subordinated notes;

  . distribute the cash payments it receives from the junior subordinated notes it owns to the holders of the preferred and common securities; and

  . engage in other activities that are necessary or incidental to these purposes.

   Mutual Group will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities will represent the remaining approximately 97% of each trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. Payments will be made on both the common securities and the preferred securities when payments of interest are made on the junior subordinated notes, upon redemption of the junior subordinated notes or in some circumstances upon liquidation of the trust. However, if a default on the payments on the related junior subordinated notes occurs, then cash distributions and redemption, liquidation and other amounts payable on the common securities will be subordinate in priority of payment to the amounts payable on the preferred securities.

   Each of the trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

   The preferred securities will be guaranteed by MRM as described later in this prospectus.

   We have appointed five trustees to conduct each trust's business and affairs:

  . The Chase Manhattan Bank, which will act as the property trustee;

  . Chase Manhattan Bank Delaware, which will act as the Delaware trustee;
    and

  . Three Mutual Group officers, who will act as the administrative trustees.

   Mutual Group and MRM will pay all fees and expenses related to each trust and the offering of the preferred securities and will pay all ongoing costs, expenses and liabilities of each trust, except the trusts' obligations under the preferred and common securities.

   The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because the trusts will not have any independent operations and exist solely for the reasons summarized above.

   The principal offices of each trust will be located at One Logan Square, Suite 1500, Philadelphia, Pennsylvania 19103, and the telephone number of each trust will be (215) 963-1600.

                                  RISK FACTORS

   You should carefully consider the following risk factors, in addition to the other information provided in this prospectus and the accompanying prospectus supplement, before you purchase any securities.

New insurance legislation in some states has increased competition, which has reduced our fee revenues and made sales and renewals more difficult.

   Beginning in 1993, legislative reforms designed to reduce the cost of workers' compensation insurance in some important workers' compensation markets caused competition to increase significantly. This heightened level of competition has persisted. Increased competition has lowered the premium rates that we may charge, which has reduced our fee revenue. Increased competition also has made sales and renewals of our programs more difficult. Workers' compensation reform, to the extent it reduces premiums and introduces relative stability in the traditional workers' compensation market, may reduce the appeal of alternative market products such as those offered by us.

If we are unable to purchase reinsurance and transfer risk to reinsurers, our net income would be reduced or we could incur a loss.

   A significant feature of our risk management programs is the utilization of reinsurance to transfer all or a portion of risk not retained by the insured. The availability and cost of reinsurance is subject to market conditions, which are outside of our control. As a result, we may not be able to successfully purchase reinsurance and transfer risk through reinsurance arrangements. A lack of available reinsurance would adversely affect the marketing of our programs and/or force us to retain all or a part of the risk that cannot be reinsured. If we were required to retain these risks and ultimately pay claims with respect to these risks, our net income would be reduced or we could incur a loss. In addition, we are subject to credit risk with respect to our reinsurers because the transfer of risk to a reinsurer does not relieve us of our liability to the insured. The failure of a reinsurer to honor its obligations would reduce our net income or could cause us to incur a loss.

If the issuers of letters of credit and clients fail to honor their obligations, our net income would be reduced or we could incur a loss.

   Each of our clients chooses a level of risk retention, which is reinsured either by one of our foreign reinsurance subsidiaries or by the client's captive insurance company. This retention is generally also supported by letters of credit. In addition, we rely extensively on letters of credit issued or confirmed by a bank in order to secure a portion of the client's obligation to reimburse us for losses on a program. The failure of a bank to honor its letter of credit or the inability of a client to honor its uncollateralized reimbursement obligation would reduce our net income or could cause us to incur a loss.

If tax laws prevent our IPC Program participants from deducting premiums paid to us, we would be unable to competitively market this program.

   One of our major products is the Insurance Profit Center Program, referred to in this prospectus as the IPC Program. The IPC Program, frequently referred to as a "rent-a-captive," was designed to provide clients some of the benefits available through captive insurance companies without the administrative cost and capital commitment necessary to establish and operate a captive insurance company. The tax treatment of this program is not clear and varies significantly with the circumstances of each IPC Program participant. However, some participants deduct the premiums paid to us for federal income tax purposes. A determination that a significant portion of the IPC Program participants are not entitled to deduct the premiums paid to us without a similar determination as to competing products would adversely affect the marketability of the IPC Program.

If our loss reserves are inadequate to meet our actual losses, our net income would be reduced or we could incur a loss.

   We are required to maintain reserves to cover our estimated ultimate liability losses and loss adjustment expenses for both reported and unreported claims incurred. These reserves are only estimates of what we think the settlement and administration of claims will cost based on facts and circumstances then known to us. Because of the uncertainties that surround estimating loss reserves and loss adjustment expenses, we cannot be certain that ultimate losses will not exceed these estimates of loss and loss adjustment reserves. If our reserves are insufficient to cover our actual losses and loss adjustment expenses, we would have to increase our reserves and our net income would be reduced or we could incur a loss.

Insurance laws and regulations restrict our ability to operate.

   We are subject to extensive regulation under state and foreign insurance laws. These laws limit the amount of dividends that can be paid by our operating subsidiaries, impose restrictions on the amount and type of investments that they can hold, prescribe solvency standards that must be met and maintained by them and require them to maintain reserves. These laws also require disclosure of material transactions by MRM and require prior approval of certain "extraordinary" transactions. These "extraordinary" transactions include declaring dividends that exceed statutory maximums from operating subsidiaries to MRM or purchases of an operating subsidiary's capital stock. These laws also generally require approval of changes of control. Our failure to comply with these laws could subject us to fines and penalties and restrict us from conducting business. The application of these laws could affect our liquidity and ability to pay distributions and make payments on our debt securities and could restrict our ability to expand our business operations through acquisitions involving our insurance subsidiaries.

Our holding company structure could prevent us from paying distributions and making payments on our debt securities.

   MRM is a holding company with no assets other than the stock of Mutual Group and other holding companies. Mutual Group is a holding company with no assets other than the stock of its operating subsidiaries. Our ability to meet our obligations on our securities will be dependent on the earnings and cash flows of our subsidiaries and the ability of the subsidiaries to pay dividends or to advance or repay funds to us. Payment of dividends and advances and repayments from our operating subsidiaries are regulated by state and foreign insurance laws and regulatory restrictions, including minimum solvency and liquidity thresholds. Accordingly, our operating subsidiaries may not be able to pay dividends or advance or repay funds to us in the future, which could prevent us from paying distributions and making payments on our debt securities.

Our ability to generate the cash needed to pay distributions and make payments on our debt securities depends on many factors beyond our control.

   Our ability to pay distributions and make payments on our debt securities will depend on our ability to generate cash and to secure financing in the future. This ability is subject to general economic, financial, competitive, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future borrowings are not available to us, we may not be able to pay distributions and make payments on our debt securities.

Our investment objectives may not be realized.

   The success of our investment objectives is affected by general economic conditions that are outside of our control. General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in those markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. We may not be able to realize our investment objectives, which could reduce our net income or cause us to incur a loss.

Our industry is highly competitive and we may not be able to compete successfully in the future.

   Our industry is highly competitive and has experienced severe price competition over the last several years. We compete in the United States and international markets with domestic and international insurance companies. Some of these competitors have greater financial resources than we do, have been operating for longer than we have and have established long-term and continuing business relationships throughout the industry, which can be a significant competitive advantage. In addition, we expect to face further competition in the future. We may not be able to compete successfully in the future.

We are dependent on our key personnel.

   Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key executive officers or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct our business.

You may not be able to recover damages from MRM and some of its directors, officers and experts named in this prospectus if you sue them.

   MRM is organized under the laws of Bermuda. Some of its directors and officers, as well as some of the experts named in this prospectus, may reside outside the United States. A substantial portion of the assets of MRM and its directors and officers are or may be located in jurisdictions outside the United States. You may not be able to effect service of process within the United States on directors and officers of MRM and those experts who reside outside the United States. You also may not be able to recover against them or MRM on judgments of U.S. courts or to obtain original judgments against them or MRM in Bermuda courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

If U.S. tax law changes, our net income may be reduced.

   Some members of Congress have recently expressed concern over a competitive advantage that foreign-controlled insurers and reinsurers may have over U.S.- controlled insurers and reinsurers due to the purchase of reinsurance by U.S. insurers from affiliates operating in some foreign jurisdictions, including Bermuda. Legislation has been proposed that would increase the U.S. tax burden on some of these transactions. We do not know whether this legislation will ever be enacted into law. If it were enacted, the U.S. tax burden on some business ceded from our licensed U.S. insurance subsidiaries, including Legion Insurance Company, Legion Indemnity Ltd. and Villanova Insurance Company, to some offshore reinsurers could be increased. This could reduce our net income.

                                USE OF PROCEEDS

   We may sell all or a portion of the $500,000,000 of securities described in this prospectus. Unless stated otherwise in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by each trust will be used by the trust to purchase a series of junior subordinated notes. Unless stated otherwise in the applicable prospectus supplement, MRM and Mutual Group will use the net proceeds for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of earnings to fixed charges for MRM for each of the periods indicated:

                                                        Year Ended December 31,
                                                        ------------------------
                                                        1999 1998 1997 1996 1995
                                                        ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges(1).................. 6.6  9.6  8.4  7.1  13.9

--------

(1) For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" represents income before income taxes, minority interest, extraordinary items and fixed charges, and "fixed charges" includes gross interest expense, the proportion deemed representative of the interest factor of rent expense and preferred share dividend requirements of consolidated subsidiary companies.

                              ACCOUNTING TREATMENT

   Each trust will be treated as a wholly-owned subsidiary of MRM for financial reporting purposes. Accordingly, each trust's financial statements will be included in the consolidated financial statements of MRM. The preferred securities of each trust will be presented as a separate line item in the consolidated statements of financial position of MRM under the caption "Minority Interest--Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Notes of the Company" and appropriate disclosures about the preferred securities will be included in the notes to the consolidated financial statements. Specifically, MRM will record distributions payable on the preferred securities as minority interest in the consolidated statements of operations of MRM, include in a footnote to its financial statements disclosure that the sole assets of each trust are the junior subordinated notes and specify the principal amount, interest rate and maturity date of the junior subordinated notes held.

   The Financial Accounting Standards Board is in the process of drafting a proposed exposure draft on liabilities and equity. The proposed exposure draft, if issued, could alter the accounting treatment described above by requiring the preferred securities of each trust to be classified as debt on the consolidated statements of financial position of MRM and the related distributions payable as a component of interest expense in the consolidated statements of operations of MRM.

    DESCRIPTION OF THE SENIOR NOTES AND THE MRM SENIOR NOTE GUARANTEES

   The senior notes of MRM will be issued pursuant to a senior indenture, as supplemented from time to time, between MRM and The Chase Manhattan Bank, as the senior indenture trustee. The senior notes of Mutual Group will be issued pursuant to a senior indenture, as supplemented from time to time, among Mutual Group, MRM, as guarantor, and The Chase Manhattan Bank, as senior indenture trustee. We have filed the base senior indentures as exhibits to the registration statement of which this prospectus is a part. You also may request a copy of the senior indentures from the senior indenture trustee at its corporate trust office in New York, New York. Each senior indenture will be qualified under the Trust Indenture Act of 1939. The terms of each series of senior notes will include those stated in the senior indenture for that series and those made part of the senior indenture by reference to the Trust Indenture Act.

   MRM and Mutual Group, each referred to as the issuing company, may each issue series of senior notes from time to time by entering into supplemental indentures with the senior indenture trustee or pursuant to resolutions of its board of directors or a duly authorized committee of its board. Any supplemental indenture or resolutions of either its board of directors or a duly authorized committee of its board will be executed at the time the issuing company issues any senior notes and will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

General

   The base senior indentures do not limit the aggregate principal amount of senior notes that the issuing company may issue. The senior notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

   The applicable prospectus supplement and the applicable supplemental indenture or resolutions for a particular series of senior notes will set forth the following terms of that series:

  . the title of the series;

  . any limit on the aggregate principal amount of the senior notes of the series;

  . the date or dates on which the principal of any of the senior notes of the series will be payable or the method for determining the date or dates;

  . whether the issuing company may shorten or extend the date on which the principal of any senior notes of the series is payable and, if so, the terms and conditions of any extension;

  . the rate or rates at which any of the senior notes of the series will bear interest, if any, or the method for determining the rate or rates, and the date or dates from which any interest will accrue;

  . the interest payment dates on which any interest will be payable and the regular record date, if any, for any interest payable on any interest payment date;

  . whether the senior notes will be secured or unsecured;

  . the place or places where payments on any of the senior notes of the series will be payable, if other than the principal corporate trust office of the senior indenture trustee;

  . the issuing company's obligation, if any, to redeem or purchase the senior notes of the series pursuant to any sinking fund, amortization or analogous provision and the terms and conditions on which any of the senior notes may be redeemed or purchased pursuant to any obligation;

  . the terms and conditions, if any, on which the senior notes of the series may be redeemed at the issuing company's option or at the option of the holder;

  . any index or formula for determining the amount of principal or any premium or interest on any of the senior notes of the series and the manner of determining those amounts;

  . the currency, currencies or currency units in which payments on any of the senior notes of the series will be payable, if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars for any purpose;

  . if the payments on the senior notes of the series are payable, at the issuing company's option or the option of the holder of the senior notes, in one or more currencies or currency units other than those in which the senior notes are stated to be payable, the currency, currencies or currency units in which the payments on the senior notes may be payable and the terms and conditions of the option;

  . the portion of the principal amount of any of the senior notes of the series that will be payable upon declaration of acceleration of maturity, if other than the entire principal amount;

  . whether any of the terms of the senior indenture described below under "--Defeasance and Covenant Defeasance" will not apply to any of the senior notes of the series;

  . whether any of the senior notes of the series will be issuable as global securities and, if so, the depositary and any provisions for the transfer or exchange of any such global securities, if different from those described below under "--Global Securities";

  . any addition to, deletion from or change in events of default or covenants with respect to any of the senior notes of the series and any change in the right of the senior indenture trustee or the holders of the senior notes to accelerate the maturity of the senior notes; and

  . any other terms of the senior notes of the series.

   Unless the applicable prospectus supplement states otherwise, the issuing company will issue the senior notes only in fully registered form, without coupons, and there will be no service charge for any registration of transfer or exchange of the senior notes. The issuing company may, however, require payment to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

   The issuing company may offer and sell the senior notes at a substantial discount below their principal amount and the senior indenture does not provide any limit on the amount by which the issuing company may discount the senior notes. The applicable prospectus supplement will describe the special United States federal income tax and other considerations, if any, applicable to any discounted senior notes. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any senior notes that are denominated in a currency or currency unit other than U.S. dollars.

Ranking

   Unless the applicable prospectus supplement provides otherwise, the senior notes will be unsecured indebtedness of the issuing company. The senior notes will be equal in right of payment with any other senior indebtedness of the issuing company and senior in right of payment to any subordinated indebtedness of the issuing company. The senior notes will be effectively subordinated to any secured indebtedness of the issuing company to the extent of the value of the assets securing the secured indebtedness. As a result, in the event of the issuing company's bankruptcy, liquidation or reorganization or upon acceleration of the senior notes due to an event of default, the issuing company's assets will be available to pay its obligations on the senior notes only after all secured indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the senior notes then outstanding. The senior notes will also effectively be subordinated to the indebtedness and other liabilities of the issuing company's subsidiaries. The senior indentures do not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by the issuing company or its subsidiaries other than as described below. The incurrence of additional senior indebtedness and other liabilities by the issuing company or its subsidiaries could adversely affect the issuing company's ability to pay the obligations on the senior notes.

MRM Senior Note Guarantee

   Unless provided otherwise in a prospectus supplement, MRM will fully and unconditionally guarantee all obligations with respect to each series of senior notes issued by Mutual Group. Unless provided otherwise in a prospectus supplement, each MRM senior note guarantee will be unsecured indebtedness of MRM and will be equal in right of payment to all of MRM's existing and future senior indebtedness and senior in right of payment to any subordinated indebtedness of MRM. Each MRM senior note guarantee will be effectively subordinated to any secured indebtedness of MRM to the extent of the value of the assets securing the secured indebtedness. Each MRM senior note guarantee will also rank equally with any other MRM senior note guarantee of any series of senior notes issued by Mutual Group. As a result, in the event of MRM's bankruptcy, liquidation or reorganization or upon acceleration of any series of senior notes due to an event of default, MRM's assets will be available to pay MRM's obligations on an MRM senior note guarantee only after all secured indebtedness of MRM has been paid in full in cash or other payment satisfactory to the holders of the secured indebtedness of MRM has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the MRM senior note guarantees. Each MRM senior note guarantee will also be effectively subordinated to the indebtedness and other liabilities of MRM's subsidiaries. Each MRM senior note guarantee does not prohibit or limit the incurrence of secured or additional senior indebtedness or the incurrence of other indebtedness and liabilities by MRM or its subsidiaries. The incurrence of additional secured and senior indebtedness and other liabilities by MRM or its subsidiaries could adversely affect MRM's ability to pay its obligations on an MRM senior note guarantee.

  Each MRM senior note guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue MRM to enforce its rights under the MRM senior note guarantee without first suing any other person or entity.

Additional Amounts

   MRM will make all payments on any series of senior notes issued by MRM and all payments under each MRM senior note guarantee without withholding or deduction for any taxes, fees, duties, assessments or governmental charges imposed or levied by Bermuda or any other jurisdiction in which MRM or any successor is organized or resident for tax purposes or any political subdivision or taxing authority of Bermuda or any of those other jurisdictions. If any withholding or deduction is required by law, MRM will pay to the holder of the senior notes additional amounts as may be necessary so that every net payment made to the holder after the withholding or deduction will not be less than the amount provided for in the applicable senior note and the senior indenture. MRM will not be required to pay any additional amounts as a result of:

  . the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the senior note was a resident or national of or had other specified connections with the relevant taxing jurisdiction or presented the senior note for payment in the relevant taxing jurisdiction unless it could not have been presented elsewhere;

  . the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the senior note presented the senior note for payment more than 30 days after it was due and payable;

  . any estate, inheritance, gift, sale, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge; or

  . the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the senior note failed to comply, within 90 days, with any reasonable request by MRM addressed to the holder or beneficial owner relating to the provision of information or the making of a declaration required by the taxing jurisdiction as a precondition to exemption from all or part of the tax, fee, duty, assessment or governmental charge.

   In addition, MRM will not be required to pay additional amounts with respect to any payment to any holder of a senior note where the beneficial owner of the senior note is a fiduciary or partnership to the extent that such payment would be required to be included in the income for tax purposes of a beneficiary with respect to such fiduciary or a partner of such partnership that would not have been entitled to such additional amounts if it had been the holder of the senior note.

Global Securities

   Some or all of the senior notes of a series may be represented in whole or in part by one or more global securities deposited with or on behalf of one or more depositaries. The applicable prospectus supplement will describe the terms of any depositary arrangement. Unless the applicable prospectus supplement states otherwise, the following provisions will apply to all depositary arrangements for any senior notes represented by global securities.

   Senior notes represented by a global security deposited with or on behalf of a depositary will be registered in the name of that depositary or its nominee. Upon the issuance of a global security in registered form, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the senior notes represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee. These institutions are generally brokers, dealers, banks and other financial institutions and are often referred to as participants. The accounts to be credited will be designated by the underwriters or agents of the senior notes or by the issuing company if the senior notes are offered and sold directly by the issuing company. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Any person who holds a brokerage account with a participant may purchase the senior notes through the participant. Ownership of beneficial interests by participants in the global securities will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in global securities by persons that hold through participants will be effected only through records maintained by the applicable participant. Some insurance companies and other institutions are required by law to hold their investment securities in definitive form, so an investor may not be able to sell its senior notes to those entities.

   So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by the global security for all purposes under the senior indenture. Except as set forth below, owners of beneficial interests in the global security will not be entitled to have the senior notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the senior notes in definitive form and will not be considered the owners or holders of the senior notes under the senior indenture.

   Payments on senior notes registered in the name of or held by a depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security representing the senior notes. None of the issuing company, MRM, as guarantor, if applicable, the senior indenture trustee, any paying agent or the registrar and transfer agent for the senior notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for the senior notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that a depositary for the senior notes of a series, upon receipt of any payments in respect of a global security, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of each participant.

   So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be entitled to direct the actions of the senior indenture trustee upon an event of default. However, we expect that a depositary for the senior notes of a series, upon receiving notice of an event of default, will immediately solicit the participants regarding any action to be taken. We also expect that the participants will act in accordance with standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will, in turn, solicit the owners of the beneficial interests regarding any action to be taken upon any event of default.

   A global security may not be transferred, in whole or in part, except by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or a nominee of the successor depositary. If a depositary for the senior notes of a series is at any time unwilling or unable to continue as depositary and a qualified successor depositary is not appointed by the issuing company within 90 days or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be registered to act as the depositary and no qualified successor is appointed by the issuing company within 90 days or if an event of default has occurred and is continuing, then the issuing company will issue the senior notes in definitive registered form in exchange for the global security or global securities representing the senior notes. In addition, the issuing company may, at any time, determine not to have any senior notes represented by one or more global securities and, in that event, will issue the senior notes in definitive registered form in exchange for the global securities representing the senior notes. In any of these instances, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of the senior notes represented by the global security equal in principal amount to its beneficial interest and to have the senior notes registered in its name.

Covenants in the Senior Indenture

   The issuing company and, in the case of senior notes issued by Mutual Group and guaranteed by MRM, MRM will not sell, transfer or otherwise dispose of any shares of capital stock of a significant subsidiary, and the issuing company and, in the case of senior notes issued by Mutual Group and guaranteed by MRM, MRM will not permit any significant subsidiary to sell, transfer or otherwise dispose of any shares of capital stock of any other significant subsidiary, unless the entire capital stock of the significant subsidiary at the time owned by MRM or Mutual Group, as the case may be, and its significant subsidiaries is disposed of at the same time for consideration consisting of cash or other property, which, in the opinion of MRM's or Mutual Group's board of directors, as the case may be, determined in good faith, is at least equal to the fair market value of the significant subsidiary and the transaction is in compliance with the merger provisions described below.

   The issuing company and, in the case of senior notes issued by Mutual Group and guaranteed by MRM, MRM will not, and the issuing company and, in the case of senior notes issued by Mutual Group and guaranteed by MRM, MRM will not permit any significant subsidiary at any time directly or indirectly to, create, assume, incur or otherwise permit to exist any indebtedness secured by a pledge, lien or other encumbrance on any shares of the capital stock of any significant subsidiary, other than existing indebtedness that is so secured and any renewals, extensions or refundings of that indebtedness, without making effective provision whereby the senior notes then outstanding and any related guarantee, and, if MRM or Mutual Group, as the case may be, elects, any other indebtedness ranking equally with the senior notes and any related guarantee, will be secured equally and ratably with or prior to that other indebtedness so long as that other indebtedness is secured.

   "Significant subsidiary" means any subsidiary of MRM or Mutual Group, as the case may be, the assets of which constitute at least 10% of MRM's or Mutual Group's, as the case may be, consolidated total assets or the income before income taxes and minority interest of which accounts for at least 10% of MRM's or Mutual Group's, as the case may be, consolidated income before income taxes and minority interest.

Events of Default

   The following will be events of default under the senior indenture with respect to the senior notes of any series unless the particular event of default is not applicable to the particular series or is modified or deleted in a supplemental indenture as stated in the applicable prospectus supplement:

  . the issuing company fails to pay principal of or any premium on any senior note of that series, or any additional amounts related to principal or premium, on its due date;

  . the issuing company fails to pay any interest on any senior note of that series, or any additional amounts related to interest, within 30 days from its due date;

  . the issuing company fails to make any sinking fund payment on its due date;

  . the issuing company or, in the case of senior notes issued by Mutual
    Group and guaranteed by MRM, MRM fails to perform any of its covenants in the senior indenture, excluding a covenant not applicable to the affected series, for 30 days after the senior indenture trustee or the holders of at least 25% in principal amount of the outstanding senior notes of that series give the issuing company and MRM, as guarantor, if applicable, written notice of the default and require that the issuing company and MRM, as guarantor, if applicable, remedy the breach. However, the 30-day period may be extended by either the senior indenture trustee or the senior indenture trustee and the holders of at least the same principal amount of the outstanding senior notes of that series that had given notice of the default;

  . the issuing company or, in the case of senior notes issued by Mutual
    Group and guaranteed by MRM, MRM defaults under any (1) indebtedness for any money borrowed, including any other series of debt securities, (2) mortgage, indenture or other instrument under which there may be issued or may be secured or evidenced any indebtedness for money borrowed or (3) guarantee of payment for money borrowed, and any default consists of a payment default at the stated maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness becoming due or being declared due prior to its stated maturity; provided, that a default shall exist under this clause only if the aggregate principal amount outstanding under all of the indebtedness that is so in default or that has become due or been declared due prior to its stated maturity, as the case may be, exceeds $40,000,000 and the default has not been cured, the indebtedness or accelerated indebtedness has not been discharged or the acceleration of the indebtedness has not been rescinded or annulled, in each case, within 10 days after the senior indenture trustee or the holders of at least 25% in principal amount of the senior notes give the issuing company and MRM, as guarantor, if applicable, written notice of the default and require that the issuing company and MRM, as guarantor, if applicable, remedy the breach;

  . the issuing company or, in the case of senior notes issued by Mutual
    Group and guaranteed by MRM, MRM fails within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $40,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

  . the issuing company or, in the case of senior notes issued by Mutual
    Group and guaranteed by MRM, MRM files for bankruptcy or other events of bankruptcy, insolvency or reorganization occur;

  . in the case of senior notes issued by Mutual Group and guaranteed by MRM, the guarantee ceases to be in full force and effect; and

  . any other event of default specified in the applicable prospectus supplement occurs.

   If the issuing company or, in the case of senior notes issued by Mutual Group and guaranteed by MRM, MRM files for bankruptcy or other events of bankruptcy, insolvency or reorganization occur, all unpaid principal and accrued interest, premium and additional amounts on the senior notes will automatically be immediately due and payable. If any other event of default with respect to the senior notes of a series occurs and is continuing, then the senior indenture trustee or the holders of not less than 25% in principal amount of the outstanding senior notes of that series may, by notice to the issuing company and, in the case of senior notes issued by Mutual Group and guaranteed by MRM, MRM and to the senior indenture trustee if given by the holders, declare to be immediately due and payable all unpaid principal and accrued interest, premium and additional amounts on all senior notes of that series.

   At any time after a declaration of acceleration has been made with respect to the senior notes of a series and before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in principal amount of the outstanding senior notes may rescind any declaration of acceleration with respect to the senior notes and its consequences if:

  . the issuing company or, in the case of senior notes issued by Mutual
    Group and guaranteed by MRM, MRM deposits with the senior indenture trustee funds sufficient to pay all overdue principal of and any premium, interest and additional amounts due on the senior notes, any amounts due to the senior note trustee and, to the extent that payment of the interest is lawful, interest on the overdue interest and additional amounts; and

  . all existing events of default with respect to the senior notes have been cured or waived except non-payment of principal on the senior notes that has become due solely because of the acceleration.

   The holders of not less than a majority in principal amount of the outstanding senior notes of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the senior indenture trustee or to direct the exercise of any trust or power conferred on the senior indenture trustee with respect to the senior notes of that series.

   No holder of a senior note of any series will have any right to institute a proceeding with respect to the senior indenture for the appointment of a receiver or for any remedy under the senior indenture unless:

  . that holder has previously given the senior indenture trustee written notice that an event of default with respect to the senior notes of that series has occurred and is continuing;

  . the holders of not less than a majority in principal amount of the outstanding senior notes of that series have made written request to institute the proceeding;

  . the holder or holders have offered reasonable indemnity to the senior indenture trustee;

  . the senior indenture trustee has failed to institute the proceeding for 60 days after receipt of the notice and offer of indemnity; and

  . the senior indenture trustee has not received from the holders of not less than a majority in principal amount of the outstanding senior notes of that series a direction inconsistent with the written request.

   Notwithstanding the foregoing, the holder of any senior note will have an absolute and unconditional right to receive payment of the principal of and any premium, interest and additional amounts on that senior note on its maturity date, or, in the case of redemption, the date of redemption, and to institute suit for the enforcement of any payment against the issuing company and MRM, as guarantor, if applicable.

Notice of Default

   If an event occurs which is or would become an event of default with respect to any series of the senior notes, and the senior indenture trustee knows of the event, the senior indenture trustee shall mail to the holders of the affected senior notes a notice of the default within 90 days, unless the default has been cured or waived by the holders of the affected senior notes. However, except in the case of a default in the payment of any amounts due on senior notes of any series, the senior indenture trustee may withhold the notice if and so long as the directors and/or responsible officers of the senior indenture trustee determine in good faith that withholding the notice is in the interest of the holders of the affected senior notes.

   The issuing company and, in the case of senior notes issued by Mutual Group and guaranteed by MRM, MRM are required to furnish annually to the senior indenture trustee an officers' certificate to the effect that, to the best knowledge of the officers providing the certificate, the issuing company or MRM, as guarantor, if applicable, is not in default under the senior indenture or, if there has been a default, specifying the default and its status.

Consolidation, Merger, Conveyance or Transfer

   The Mutual Group senior indenture provides that Mutual Group may consolidate or merge with or into another entity, or convey, transfer or lease its properties and assets substantially as an entirety to any entity or permit an entity to convey, transfer or lease its properties and assets substantially as an entirety to it; provided, that:

  . the successor, if any, is a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and expressly assumes by supplemental indenture all of Mutual Group's obligations under the Mutual Group senior indenture and the related senior notes;

  . immediately after giving effect to the transaction, no event of default, or event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

  . Mutual Group delivers an officers' certificate and an opinion of counsel to the senior indenture trustee, each stating that the transaction complies with the Mutual Group senior indenture and all conditions precedent in the Mutual Group senior indenture relating to the consolidation, merger, conveyance or transfer have been complied with.

   Upon the assumption by the successor of Mutual Group's obligations under the senior indenture and the senior notes, the successor will succeed to and be substituted for Mutual Group under the Mutual Group senior indenture, and Mutual Group will be relieved of all of its obligations under the Mutual Group senior indenture and the related senior notes, except as otherwise specified in any applicable prospectus supplement.

   Each senior indenture provides that MRM may consolidate or merge with or into another entity, or convey, transfer or lease its properties and assets substantially as an entirety to any entity or permit an entity to convey, transfer or lease its properties and assets substantially as an entirety to it; provided, that:

  . the successor, if any, is a corporation existing under the laws of the United States of America, any State of the United States, the District of Columbia or Bermuda and expressly assumes by supplemental indenture all of MRM's obligations under the applicable senior indenture and the related senior notes or the MRM senior note guarantee, as the case may be;

  . immediately after giving effect to the transaction, no event of default, or event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

  . MRM delivers an officers' certificate and an opinion of counsel to the senior indenture trustee, each stating that the transaction complies with the applicable senior indenture and all conditions precedent in the applicable senior indenture relating to the consolidation, merger, conveyance or transfer have been complied with.

   Upon the assumption by the successor of MRM's obligations under the applicable senior indenture, the senior notes and the MRM senior note guarantees, if applicable, the successor will succeed to and be substituted for MRM under the applicable senior indenture, and MRM will be relieved of all of its obligations under the senior indenture and the related senior notes and the MRM senior note guarantees, if applicable, except as otherwise specified in the applicable prospectus supplement.

Registration and Transfer

   If the senior notes of a series are to be redeemed, the issuing company will not be required to:

  . issue, register the transfer of or exchange any senior notes of that series during the 15 days immediately preceding the date notice is mailed identifying the senior notes that are called for redemption; or

  . register the transfer of or exchange any senior note selected for redemption, in whole or in part, except for the unredeemed portion of a senior note being redeemed in part.

Denominations

   The senior notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, without coupons, unless the applicable prospectus supplement states otherwise.

Payment and Paying Agent

   Principal of the senior notes will be paid only against surrender of the senior notes as specified in the senior indenture. Unless the applicable prospectus supplement states otherwise, interest on the senior notes will be payable, at the issuing company's option, (1) by check mailed to the address of the person entitled to the interest as the address appears in the security register for the senior notes or (2) by wire transfer to an account at a banking institution in the United States that the person entitled to the interest designates in writing to the senior indenture trustee at least 10 business days prior to the date of payment.

   Unless the applicable prospectus supplement states otherwise, the senior indenture trustee will act as paying agent for the senior notes, and the principal corporate trust office of the senior indenture trustee will serve as the office through which the paying agent acts. The issuing company may designate additional paying agents, rescind the designation of any paying agents and/or approve a change in the office through which any paying agent acts.

Modification of the Senior Indentures

   The issuing company, MRM, as guarantor, if applicable, and the senior indenture trustee may amend or modify the senior indentures with the consent of the holders of at least a majority in aggregate principal amount of the outstanding senior notes of each series of the senior notes affected by the amendment or modification voting as a class. No amendment or modification may, however, without the consent of the holder of each outstanding senior note affected by the amendment or modification:

  . change the stated maturity of the principal of, or any premium, interest or additional amounts on, any senior note;

  . reduce the amount due and payable upon acceleration of the maturity of the senior note;

  . reduce the principal amount of, the rate of interest on or any premium payable upon the redemption of any senior note, modify the calculation of the rate of interest or change the date on which any senior note may be redeemed;

  . change MRM's obligations to pay any additional amounts;

  . change the place of payment or currency of any payment on any senior note;

  . impair the right to institute suit for the enforcement of any payment on any senior note on or after the stated maturity of the payment or date of redemption;

  . reduce the percentage in principal amount of the senior notes of any series, the consent of whose holders is required to amend or modify the senior indenture, to waive compliance with specific provisions of the senior indenture or to waive specific defaults;

  . modify the provisions of the MRM senior note guarantee; or

  . modify any of the above provisions.

   In addition, the issuing company, MRM, as guarantor, if applicable, and the senior indenture trustee may, without the consent of any of the holders of the senior notes, execute supplemental indentures to:

  . create new series of senior notes;

  . cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the applicable senior indenture, in each case to the extent that the amendment does not adversely affect the interests of any holder of the senior notes in any material respect; and

  . make other changes that do not adversely affect the interests of the holders of the senior notes in any material respect;

as well as for various other purposes.

Waiver of Covenants and Defaults

   The holders of not less than a majority in aggregate principal amount of the outstanding senior notes of any series may waive, for that series, the issuing company's and/or, in the case of senior notes issued by Mutual Group and guaranteed by MRM, MRM's compliance with any restrictive covenants described in this prospectus or in any prospectus supplement or included in any supplemental indenture. The holders of not less than a majority in aggregate principal amount of the outstanding senior notes of any series with respect to which a default has occurred and is continuing may waive that default for that series, other than a default in any payment on any senior note of that series or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding senior note affected.

Defeasance and Covenant Defeasance

   The senior indentures provide, unless the terms of the particular series of senior notes provide otherwise, that:

  . the issuing company may be discharged from its obligations with respect to any senior notes or series of senior notes, and, in the case of senior notes issued by Mutual Group and guaranteed by MRM, MRM may be discharged from its obligations with respect to the related MRM senior note guarantee, each of which we refer to as "defeasance;" and/or

  . the issuing company and MRM, as guarantor, if applicable, may be released from their obligations under any restrictive covenants described in any prospectus supplement or included in any supplemental indenture with respect to any senior notes or series of senior notes and the related MRM senior note guarantee, which we refer to as "covenant defeasance."

   The senior indentures permit defeasance with respect to any senior notes of a series even if a prior covenant defeasance has occurred with respect to the senior notes of that series. Following a defeasance, payment of the senior notes defeased and the MRM senior note guarantee, if applicable, may not be accelerated because of an event of default. Following a covenant defeasance, payment of the senior notes and the MRM senior note guarantee, if applicable, may not be accelerated by reference to the covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the amounts then due on the senior notes, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

   Upon a defeasance, the following rights and obligations will continue: (1) the rights of the holders of the senior notes of any series to receive from the defeasance trust any amounts due on the senior notes when payments are due; (2) the issuing company's obligations regarding the registration, transfer and exchange of the senior notes of any series; (3) the obligation of the issuing company and MRM, as guarantor, if applicable, to maintain an office or agency in each place of payment; and (4) the survival of the senior indenture trustee's rights, powers, trusts, duties and immunities under the senior indenture.

   In connection with any defeasance or covenant defeasance, the issuing company or MRM, as guarantor, if applicable, must irrevocably deposit with the senior indenture trustee, in trust, money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay all amounts due on the senior notes on the maturity dates or upon redemption. The issuing company must also deliver to the trustee an opinion of counsel to the effect that the holders of the senior notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the issuing company, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the senior indenture.

Information Concerning the Senior Indenture Trustee

   If an event of default shall occur and be continuing, the senior indenture trustee shall exercise its rights and powers under the senior indenture in the same manner and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the same circumstances in the conduct of his or her

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

own affairs. Before proceeding to exercise any right or power under the senior indenture at the direction of the holders, the senior indenture trustee will be entitled to receive from the holders reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in complying with any direction of the holders.

   The Chase Manhattan Bank, which is the senior indenture trustee under each senior indenture, also serves as the subordinated indenture trustee under each subordinated indenture described below and as property trustee and guarantee trustee with respect to the preferred securities issued by each trust. Chase Manhattan Bank Delaware, an affiliate of The Chase Manhattan Bank, serves as the Delaware trustee for each trust.

Governing Law

   The senior indentures, the senior notes and the MRM senior note guarantees will be governed by the laws of the State of New York, without regard to the conflict of law provisions thereof.

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

                DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES AND

                THE MRM JUNIOR SUBORDINATED NOTE GUARANTEES

   The junior subordinated notes of MRM will be issued pursuant to a subordinated indenture, as supplemented from time to time, between MRM and The Chase Manhattan Bank, as the subordinated indenture trustee. The junior subordinated notes of Mutual Group will be issued pursuant to a subordinated indenture, as supplemented from time to time, among Mutual Group, MRM, as guarantor, and The Chase Manhattan Bank, as subordinated indenture trustee. We have filed the base subordinated indentures as exhibits to the registration statement of which this prospectus is a part. You also may request a copy of the subordinated indentures from the subordinated indenture trustee at its corporate trust office in New York, New York. Each subordinated indenture will be qualified under the Trust Indenture Act of 1939. The terms of each series of junior subordinated notes will include those stated in the applicable subordinated indenture and those made part of the applicable subordinated indenture by reference to the Trust Indenture Act.

   MRM and Mutual Group, each referred to as the issuing company, may each issue series of junior subordinated notes from time to time by entering into supplemental indentures with the subordinated indenture trustee or pursuant to resolutions of its board of directors or a duly authorized committee of its board. Any supplemental indenture or resolutions of either its board of directors or a duly authorized committee of its board will be executed at the time the issuing company issues any junior subordinated notes and will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

General

   The base subordinated indentures do not limit the aggregate principal amount of junior subordinated notes that the issuing company may issue. The junior subordinated notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

   The issuing company will issue the junior subordinated notes under the applicable subordinated indenture as one or more series of unsecured junior debt securities. The junior subordinated notes will be unsecured and subordinated in right of payment to all of the issuing company's existing and future senior indebtedness and will rank equal in priority with all of the issuing company's other unsecured and subordinated indebtedness.

   The applicable prospectus supplement and the applicable supplemental indenture for a particular series of junior subordinated notes will set forth the following terms of that series:

  . the title of the series;

  . any limit on the aggregate principal amount of the junior subordinated notes of the series;

  . the date or dates on which the principal of the junior subordinated notes of the series will be payable or the method for determining the date or dates;

  . whether the issuing company may shorten or extend the date on which the principal of any junior subordinated notes of the series is payable and, if so, the terms and conditions of any extension;

  . the rate or rates at which the junior subordinated notes of the series will bear interest, if any, or the method for determining the rate or rates, and the date or dates from which any interest will accrue;

  . the interest payment dates on which any interest will be payable and the regular record date, if any, for any interest payable on any interest payment date;

  . whether any of the terms of the applicable subordinated indenture described below under "--Option to Extend Interest Payment Date" will not apply to the junior subordinated notes of the series;

  . the place or places where payments on the junior subordinated notes of the series will be payable, if other than the principal corporate trust office of the subordinated indenture trustee;

  . the issuing company's obligation, if any, to redeem or purchase the junior subordinated notes of the series pursuant to any sinking fund, amortization or analogous provision and the terms and conditions on which the junior subordinated notes may be redeemed or purchased pursuant to any obligation;

  . the terms and conditions, if any, on which the junior subordinated notes of the series may be redeemed at the issuing company's option or at the option of the holder;

  . any index or formula for determining the amount of principal or any premium or interest on the junior subordinated notes of the series and the manner of determining those amounts;

  . the currency, currencies or currency units in which payments on the junior subordinated notes of the series will be payable, if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars for any purpose;

  . if the payments on the junior subordinated notes of the series are payable at the issuing company's option or the option of the holders of the junior subordinated notes, in one or more currencies or currency units other than those in which the junior subordinated notes are stated to be payable, the currency, currencies or currency units in which the payments on the junior subordinated notes may be payable and the terms and conditions of the option;

  . the portion of the principal amount of the junior subordinated notes of the series that will be payable upon declaration of acceleration of maturity, if other than the entire principal amount;

  . whether any of the terms of the applicable subordinated indenture described below under "--Defeasance and Covenant Defeasance" will not apply to the junior subordinated notes of the series;

  . whether any of the junior subordinated notes of the series will be issuable as global securities and, if so, the depositary and any provisions for the transfer or exchange of the global securities, if different from those described below under "--Global Securities";

  . any addition to, deletion from or change in events of default or covenants with respect to the junior subordinated notes of the series and any change in the right of the subordinated indenture trustee or the holders of the junior subordinated notes to accelerate the maturity of the junior subordinated notes; and

  . any other terms of the junior subordinated notes of the series.

   Unless the applicable prospectus supplement states otherwise, the issuing company will issue the junior subordinated notes only in fully registered form, without coupons, and there will be no service charge for any registration of transfer or exchange of the junior subordinated notes. The issuing company may, however, require payment to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

   The issuing company may offer and sell the junior subordinated notes at a substantial discount below their principal amount and the subordinated indentures do not provide any limit on the amount by which the issuing company may discount the junior subordinated notes. The applicable prospectus supplement will describe the special United States federal income tax and other considerations, if any, applicable to any discounted junior subordinated notes. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any junior subordinated notes that are denominated in a currency or currency unit other than U.S. dollars.

   The interest rate and interest and other payment dates of each series of junior subordinated notes issued to a trust will correspond to those of the applicable preferred securities of the trust.

MRM Junior Subordinated Note Guarantees

   Unless provided otherwise in a prospectus supplement, MRM will fully and unconditionally guarantee all obligations with respect to each series of junior subordinated notes issued by Mutual Group. Unless provided otherwise in a prospectus supplement, each MRM junior subordinated note guarantee will be unsecured indebtedness of MRM and will be subordinated in right of payment to all of MRM's existing and future senior indebtedness. Each MRM junior subordinated note guarantee will be effectively subordinated to any secured indebtedness of MRM to the extent of the value of the assets securing the secured indebtedness. Each MRM junior subordinated note guarantee will also rank equally with any other MRM junior subordinated note guarantee of any series of junior subordinated notes issued by Mutual Group. As a result, in the event of MRM's bankruptcy, liquidation or reorganization or upon acceleration of any series of junior subordinated notes due to an event of default, MRM's assets will be available to pay MRM's obligations on an MRM junior subordinated note guarantee only after all secured and senior indebtedness of MRM has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness of MRM has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the MRM junior subordinated note guarantees. Each MRM junior subordinated note guarantee will also be effectively subordinated to the indebtedness and other liabilities of MRM's subsidiaries. Each MRM junior subordinated note guarantee does not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by MRM or its subsidiaries. The incurrence of additional secured and senior indebtedness and other liabilities by MRM or its subsidiaries could adversely affect MRM's ability to pay its obligations on an MRM junior subordinated note guarantee.

  Each MRM junior subordinated note guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue MRM to enforce its rights under the MRM junior subordinated note guarantee without first suing any other person or entity.

Additional Amounts

   MRM will make all payments on any series of junior subordinated notes issued by MRM and all payments under each MRM junior subordinated note guarantee without withholding or deduction for any taxes, fees, duties, assessments or governmental charges imposed or levied by Bermuda or any other jurisdiction in which MRM or any successor is organized or resident for tax purposes or any political subdivision or taxing authority of Bermuda or any of those other jurisdictions. If any withholding or deduction is required by law, MRM will pay to the holder of the junior subordinated notes additional amounts as may be necessary so that every net payment made to the holder after the withholding or deduction will not be less than the amount provided for in the applicable junior subordinated note and the applicable subordinated indenture. MRM will not be required to pay any additional amounts as a result of:

  . the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the junior subordinated note, other than a trust, was a resident or national of or had other specified connections with the relevant taxing jurisdiction or presented the junior subordinated note for payment in the relevant taxing jurisdiction unless it could not have been presented elsewhere;

  . the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the junior subordinated note, other than a trust, presented the junior subordinated note for payment more than 30 days after it was due and payable;

  . any estate, inheritance, gift, sale, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge; or

  . the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the junior subordinated note, other than a trust, failed to comply, within 90 days, with any reasonable request by MRM addressed to the holder or beneficial owner relating to the provision of information or the making of a declaration required by the taxing jurisdiction as a precondition to exemption from all or part of the tax, fee, duty, assessment or governmental charge.

   In addition, MRM will not be required to pay additional amounts with respect to any payment to any holder of a junior subordinated note where the beneficial owner of the junior subordinated note, other than a trust, is a fiduciary or partnership to the extent that such payment would be required to be included in the income for tax purposes of a beneficiary with respect to such fiduciary or a partner of such partnership that would not have been entitled to such additional amounts if it had been the holder of the junior subordinated note.

Subordination

   Each series of the junior subordinated notes will be unsecured indebtedness of the issuing company and will be subordinated in right of payment to all of the issuing company's existing and future senior indebtedness.

The junior subordinated notes will be effectively subordinated to any secured indebtedness of the issuing company to the extent of the value of the assets securing the secured indebtedness. As a result, in the event of the issuing company's bankruptcy, liquidation or reorganization or upon acceleration of the junior subordinated notes due to an event of default, the issuing company's assets will be available to pay its obligations on the junior subordinated notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of the senior indebtedness has been made. In addition, any assets securing secured indebtedness will be available to pay the issuing company's obligations under the junior subordinated notes only after all secured indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the junior subordinated notes then outstanding. The junior subordinated notes will also be effectively subordinated to the indebtedness and other liabilities of the issuing company's subsidiaries.

   No payment with respect to the junior subordinated notes of any series may be made if any senior indebtedness of the issuing company is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist. If the maturity of any senior indebtedness has been accelerated because of a default, payments on the junior subordinated notes may not be made until the accelerated indebtedness has been paid in full or the acceleration rescinded.

   Except as otherwise provided in the applicable prospectus supplement, the subordinated indentures do not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by the issuing company or its subsidiaries. The incurrence of additional secured and senior indebtedness and other liabilities by the issuing company or its subsidiaries could adversely affect the issuing company's ability to pay its obligations on the junior subordinated notes.

   The term "senior indebtedness" is defined in each subordinated indenture to mean, with respect to any issuing company of junior subordinated notes, the principal of, and any premium and interest on and any other payment in respect of, indebtedness due pursuant to any of the following, whether outstanding at the date of execution of each subordinated indenture or incurred after the date of execution:

  . all indebtedness of the applicable issuing company for money borrowed or evidenced by debt securities, acquisition obligations, reimbursement obligations, deferred purchase price obligations, capital lease obligations and derivative products;

  . all indebtedness of others of the kinds described in the preceding clause and all dividends of other persons guaranteed in any manner by the applicable issuing company; and

  . all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses;

unless the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that the indebtedness, renewal, extension or refunding is not superior in right of payment to or is equal in right of payment with or subordinated to each series of the junior subordinated notes. Any senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions in each subordinated indenture irrespective of any amendment, modification or waiver of any term of the senior indebtedness.

Global Securities

   Some or all of the junior subordinated notes of a series may be represented in whole or in part by one or more global securities deposited with or on behalf of one or more depositaries. The applicable prospectus supplement will describe the terms of any depositary arrangement. Unless the applicable prospectus supplement states otherwise, the following provisions will apply to all depositary arrangements for any junior subordinated notes represented by global securities.

   Each series of the junior subordinated notes that are to be represented by a global security deposited with or on behalf of a depositary will be represented by a global security registered in the name of that depositary or its nominee. Upon the issuance of a global security in registered form, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amount of the applicable junior subordinated notes represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee. These institutions are generally brokers, dealers, banks and other financial institutions, and are referred to as participants. The accounts to be credited will be designated by the underwriters or agents of the applicable junior subordinated notes or by the issuing company if the applicable junior subordinated notes are offered and sold directly by the issuing company. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Any person who holds a brokerage account with a participant may purchase the junior subordinated notes through the participant. Ownership of beneficial interests by participants in the global securities will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in global securities by persons that hold through participants will be effected only through records maintained by the applicable participant. Some insurance companies and other institutions are required by law to hold their investment securities in definitive form, so an investor may not be able to sell its junior subordinated notes to those entities.

   So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the junior subordinated notes represented by the global security for all purposes under the subordinated indenture. Except as set forth below, owners of beneficial interests in the global security will not be entitled to have the junior subordinated notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the junior subordinated notes in definitive form and will not be considered the owners or holders of the junior subordinated notes under the subordinated indenture.

   Payments on junior subordinated notes registered in the name of or held by a depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security representing the junior subordinated notes. None of the issuing company, MRM, as guarantor, if applicable, the subordinated indenture trustee, any paying agent or the registrar and transfer agent for the applicable series of junior subordinated notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for the applicable series of junior subordinated notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that a depositary for each series of junior subordinated notes, upon receipt of any payments in respect of a global security, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of each participant.

   So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be entitled to direct the actions of the subordinated indenture trustee upon an event of default. However, we expect that a depositary for each series of the junior subordinated notes upon receiving notice of an event of default, will immediately solicit the participants regarding any action to be taken. We also expect that the participants will act in accordance with standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will, in turn, solicit the owners of the beneficial interests regarding any action to be taken upon any event of default.

   A global security may not be transferred, in whole or in part, except by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or a nominee of the successor depositary. If a depositary for the junior subordinated notes of a series is at any time unwilling or unable to continue as depositary and a qualified successor depositary is not appointed by the applicable issuing company within 90 days or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be registered to act as the depositary and no qualified successor is appointed by the applicable issuing company within 90 days or an event of default has occurred and is continuing, then the applicable issuing company will issue the junior subordinated notes in definitive registered form in exchange for the global security or global securities representing the applicable junior subordinated notes. In addition, the issuing company may, at any time, determine not to have any junior subordinated notes represented by one or more global securities and, in that event, will issue the applicable junior subordinated notes in definitive registered form in exchange for the global securities representing the applicable junior subordinated notes. In any of these instances, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of the applicable junior subordinated notes represented by the global security equal in principal amount to its beneficial interest and to have the applicable junior subordinated notes registered in its name.

Option to Extend Interest Payment Date

   If provided in the related prospectus supplement, the issuing company will have the right at any time and from time to time during the term of any series of junior subordinated notes issued to a trust to defer payment of interest for the number of consecutive interest payment periods as may be specified in the related prospectus supplement, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement. No interest deferral period, however, may extend beyond the stated maturity of the series of junior subordinated notes. The United States federal income tax consequences and special considerations related to a deferral will be described in the related prospectus supplement.

Events of Default

   The following will be events of default under each subordinated indenture with respect to each series of junior subordinated notes unless the particular event of default is not applicable to the particular series of junior subordinated notes or unless the particular event of default is deleted or modified in a supplemental indenture as stated in the applicable prospectus supplement:

  . the issuing company fails to pay principal of or any premium on any junior subordinated note of that series, or any additional amounts related to principal or premium, on its due date;

  . the issuing company fails to pay any interest on any junior subordinated note of that series, or any additional amounts related to interest, within 30 days from its due date, after taking into account any permitted deferral of interest payments by the issuing company under the terms of the junior subordinated notes;

  . the issuing company fails to make any sinking fund payment on its due date;

  . the issuing company or, in the case of junior subordinated notes issued by Mutual Group and guaranteed by MRM, MRM fails to perform any of its covenants in the subordinated indenture, excluding a covenant not applicable to the affected series, for 30 days after the subordinated indenture trustee or the holders of at least 25% in principal amount of the outstanding junior subordinated notes of that series give the issuing company and MRM, as guarantor, if applicable, written notice of the default and require that the issuing company or MRM, as guarantor, if applicable, remedy the breach. However, the 30-day period may be extended by either the subordinated indenture trustee or the subordinated indenture trustee and the holders of at least the same principal amount of junior subordinated notes of that series that had given notice of default;

  . the issuing company or MRM, in the case of junior subordinated notes issued by Mutual Group and guaranteed by MRM, defaults under any (1) indebtedness for any money borrowed, including any other series of debt securities, (2) mortgage, indenture or other instrument under which there may be issued or may be secured or evidenced any indebtedness for money borrowed or (3) guarantee of payment for money borrowed, and any default consists of a payment default at the stated maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness becoming due or being declared due prior to its stated maturity; provided, that a default shall exist under this clause only if the aggregate principal amount outstanding under all of the indebtedness that is so in default or that has become due or been declared due prior to its stated maturity, as the case may be, exceeds $40,000,000 and the default has not been cured, the indebtedness or accelerated indebtedness has not been discharged or the acceleration of the indebtedness has not been rescinded or annulled, in each case, within 10 days after the subordinated indenture trustee or the holders of at least 25% in principal amount of the junior subordinated notes give the issuing company and MRM, as guarantor, if applicable, written notice of the default and require that the issuing company or MRM, as guarantor, if applicable, remedy the breach;

  . the issuing company or, in the case of junior subordinated notes issued by Mutual Group and guaranteed by MRM, MRM fails within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $40,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

  . the issuing company or, in the case of junior subordinated notes issued by Mutual Group and guaranteed by MRM, MRM files for bankruptcy or other events of bankruptcy, insolvency or reorganization occur;

  . in the case of junior subordinated notes issued by Mutual Group and guaranteed by MRM, the guarantee ceases to be in full force and effect; and

  . any other event of default specified in the applicable prospectus supplement occurs.

   If the issuing company or, in the case of junior subordinated notes issued by Mutual Group and guaranteed by MRM, MRM files for bankruptcy or other events of bankruptcy, insolvency or reorganization occur, all unpaid principal and accrued interest, premium and additional amounts on the junior subordinated notes will automatically be immediately due and payable. If any other event of default with respect to the junior subordinated notes of a series occurs and is continuing, then the subordinated indenture trustee or the holders of not less than 25% in principal amount of the outstanding junior subordinated notes of that series may, by notice to the issuing company, and, in the case of junior subordinated notes issued by Mutual Group and guaranteed by MRM, MRM and to the subordinated indenture trustee if given by the holders, declare to be immediately due and payable all unpaid principal and accrued interest, premium and additional amounts on all junior subordinated notes of that series.

   At any time after a declaration of acceleration has been made with respect to the junior subordinated notes of a series and before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in principal amount of the outstanding junior subordinated notes may rescind any declaration of acceleration with respect to the junior subordinated notes and its consequences if:

  . the issuing company or, in the case of junior subordinated notes issued by Mutual Group and guaranteed by MRM, MRM deposits with the subordinated indenture trustee funds sufficient to pay all overdue principal of and any premium, interest and additional amounts on the applicable junior subordinated notes, any other amounts due to the subordinated indenture trustee and, to the extent that payment of the interest is lawful, interest on the overdue interest and additional amounts; and

  . all existing events of default with respect to the applicable junior subordinated notes have been cured or waived except non-payment of principal on the junior subordinated notes that has become due solely because of the acceleration.

   The holders of not less than a majority in principal amount of the outstanding junior subordinated notes of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the subordinated indenture trustee or to direct the exercise of any trust or power conferred on the subordinated indenture trustee with respect to the junior subordinated notes of that series.

   No holder of a junior subordinated note of any series will have any right to institute a proceeding with respect to the applicable subordinated indenture or for any remedy under the applicable subordinated indenture unless:

  . that holder has previously given the subordinated indenture trustee written notice that an event of default with respect to the junior subordinated notes of that series has occurred and is continuing;

  . the holders of not less than a majority in principal amount of the outstanding junior subordinated notes of that series have made written request to institute the proceeding;

  . the holder or holders have offered reasonable indemnity to the subordinated indenture trustee;

  . the subordinated indenture trustee has failed to institute the proceeding for 60 days after receipt of the notice and offer of indemnity; and

  . the subordinated indenture trustee has not received from the holders of not less than a majority in principal amount of the outstanding junior subordinated notes of that series a direction inconsistent with the written request.

   Notwithstanding the foregoing, the holder of any junior subordinated note will have an absolute and unconditional right to receive payment of the principal of and any premium, interest and additional amounts on that junior subordinated note on its maturity date, or, in the case of redemption, the date of redemption, and to institute suit for the enforcement of any payment against the issuing company and MRM, as guarantor, if applicable.

Notice of Default

   If an event occurs which is or would become an event of default with respect to any series of the junior subordinated notes, and the subordinated indenture trustee knows of the event, the subordinated indenture trustee shall mail to the holders of the affected junior subordinated notes a notice of the default within 90 days, unless the default has been cured or waived by the holders of the affected junior subordinated notes. However, except in the case of a default in the payment of any amounts due on junior subordinated notes of any series, the subordinated indenture trustee may withhold the notice if and so long as the directors and/or responsible officers of the subordinated indenture trustee determine in good faith that withholding the notice is in the interest of the holders of the affected junior subordinated notes.

   The issuing company and, in the case of junior subordinated notes issued by Mutual Group and guaranteed by MRM, MRM are required to furnish annually to the subordinated indenture trustee an officers' certificate to the effect that, to the best knowledge of the officers providing the certificate, it is not in default under the applicable subordinated indenture or, if there has been a default, specifying the default and its status.

Consolidation, Merger, Conveyance or Transfer

   The Mutual Group subordinated indenture provides that Mutual Group may consolidate or merge with or into another entity, or convey, transfer or lease its properties and assets substantially as an entirety to any entity or permit an entity to convey, transfer or lease its properties and assets substantially as an entirety to it; provided, that:

  . the successor, if any, is a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and expressly assumes by supplemental indenture all of Mutual Group's obligations under the Mutual Group subordinated indenture and the related junior subordinated notes;

  . immediately after giving effect to the transaction, no event of default, or event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

  . Mutual Group delivers an officers' certificate and an opinion of counsel to the subordinated indenture trustee, each stating that the transaction complies with the Mutual Group subordinated indenture and all conditions precedent in the Mutual Group subordinated indenture relating to the consolidation, merger, conveyance or transfer have been complied with.

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

   Upon the assumption by the successor of Mutual Group's obligations under the subordinated indenture and the junior subordinated notes, the successor will succeed to and be substituted for Mutual Group under the Mutual Group subordinated indenture, and Mutual Group will be relieved of all of its obligations under the Mutual Group subordinated indenture and the related junior subordinated notes, except as otherwise specified in any applicable prospectus supplement.

   Each subordinated indenture provides that MRM may consolidate or merge with or into another entity, or convey, transfer or lease its properties and assets substantially as an entirety to any entity or permit an entity to convey, transfer or lease its properties and assets substantially as an entirety to it; provided, that:

  . the successor, if any, is a corporation organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or Bermuda and expressly assumes by supplemental indenture all of MRM's obligations under the applicable subordinated indenture and the related junior subordinated notes or the MRM junior subordinated note guarantees, as the case may be;

  . immediately after giving effect to the transaction, no event of default, or event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

  . MRM delivers an officers' certificate and an opinion of counsel to the subordinated indenture trustee, each stating that the transaction complies with the applicable subordinated indenture and all conditions precedent in the applicable subordinated indenture relating to the consolidation, merger, conveyance or transfer have been complied with.

   Upon the assumption by the successor of MRM's obligations under the subordinated indenture, the junior subordinated notes and the MRM junior subordinated note guarantees, if applicable, the successor will succeed to and be substituted for MRM under the applicable subordinated indenture, and MRM will be relieved of all of its obligations under the applicable subordinated indenture, the related junior subordinated notes and the MRM junior subordinated note guarantees, if applicable, except as otherwise specified in any applicable prospectus supplement.

Registration and Transfer

   If the junior subordinated notes of a series are to be redeemed, the issuing company will not be required to:

  . issue, register the transfer of or exchange any junior subordinated notes of that series during the 15 days immediately preceding the date notice is mailed identifying the junior subordinated notes that are called for redemption; or

  . register the transfer of or exchange any junior subordinated note selected for redemption, in whole or in part, except for the unredeemed portion of any junior subordinated note being redeemed in part.

Denominations

   Each series of the junior subordinated notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, without coupons, unless the applicable prospectus supplement states otherwise.

Payment and Paying Agent

   Principal of each series of the junior subordinated notes will be paid only against surrender of the applicable junior subordinated notes as specified in the applicable subordinated indenture. Unless the applicable prospectus supplement states otherwise, interest on each series of the junior subordinated notes will be payable, at the issuing company's option, (1) by check mailed to the address of the person entitled to the interest as the address appears in the security register for the applicable junior subordinated notes or (2) by wire transfer to an account at a banking institution in the United States that the person entitled to the interest designates in writing to the subordinated indenture trustee at least 10 business days prior to the date of payment.

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

   Unless the applicable prospectus supplement states otherwise, the subordinated indenture trustee will act as paying agent for each series of the junior subordinated notes, and the principal corporate trust office of the subordinated indenture trustee will serve as the office through which the paying agent acts. The issuing company may designate additional paying agents, rescind the designation of any paying agents and/or approve a change in the office through which any paying agent acts.

   All moneys that the issuing company has paid to a paying agent for payment of principal of or interest on each series of the junior subordinated notes that remain unclaimed at the end of two years after the principal or interest has become due and payable will be repaid to the issuing company at its request. Holders will thereafter look only to the issuing company for any payments.

Modification of the Subordinated Indenture

   The issuing company, MRM, as guarantor, if applicable, and the subordinated indenture trustee may amend or modify the subordinated indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding junior subordinated notes of each series of the junior subordinated notes affected by the amendment or modification voting as a class. No amendment or modification may, however, without the consent of the holder of each outstanding junior subordinated note affected by the amendment or modification:

  . change the stated maturity of the principal of, or any premium, interest or additional amounts on, any junior subordinated note;

  . reduce the amount due and payable upon acceleration of the maturity of the junior subordinated note;

  . reduce the principal amount of, the rate of interest on or any premium payable upon the redemption of any junior subordinated note, modify the calculation of the rate of interest or change the date on which any junior subordinated note may be redeemed;

  . change the place of payment or currency of any payment on any junior subordinated note;

  . change MRM's obligations to pay any additional amounts;

  . impair the right to institute suit for the enforcement of any payment on any junior subordinated note on or after the stated maturity of the payment or date of redemption;

  . alter the subordination provisions in a manner that would adversely affect the interests of any holder of the junior subordinated notes in any material respect;

  . reduce the percentage in principal amount of the junior subordinated notes of any series, the consent of whose holders is required to amend or modify the subordinated indenture, to waive compliance with specific provisions of the subordinated indenture or to waive specific defaults;

  . modify the provisions of the MRM junior subordinated note guarantee; or

  . modify any of the above provisions.

   In addition, the issuing company, MRM, as guarantor, if applicable, and the subordinated indenture trustee may execute supplemental indentures to:

  . create new series of junior subordinated notes;

  . cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision or make provisions not inconsistent with any other provisions with respect to matters on questions arising under the applicable subordinated indenture, in each case to the extent that the amendment does not adversely affect the interests of any holder of the junior subordinated notes in any material respect; and

  . make other changes that do not adversely affect the interests of the holders of the junior subordinated notes in any material respect;

as well as for various other purposes.

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


   In addition, the subordinated indentures may not be amended to alter the subordination of any junior subordinated notes without the written consent of each holder of senior indebtedness then outstanding that would be adversely affected by the alteration.

Waiver of Covenants and Defaults

   The holders of not less than a majority in aggregate principal amount of the outstanding junior subordinated notes of any series may waive, for that series, the issuing company's and/or, in the case of junior subordinated notes issued by Mutual Group and guaranteed by MRM, MRM's compliance with any restrictive covenants described in any prospectus supplement or included in any supplemental indenture. The holders of not less than a majority in aggregate principal amount of the outstanding junior subordinated notes of any series with respect to which a default has occurred and is continuing may waive that default for that series, other than a default in any payment on any junior subordinated note of that series or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding junior subordinated note affected.

Defeasance and Covenant Defeasance

   The subordinated indentures provide, unless the terms of the particular series of junior subordinated notes provide otherwise, that:

  . the issuing company may be discharged from its obligations with respect to any junior subordinated notes or series of junior subordinated notes and, in the case of junior subordinated notes issued by Mutual Group and guaranteed by MRM, MRM may be discharged from its obligations with respect to the related MRM junior subordinated note guarantee, each of which we refer to as "defeasance;" and/or

  . the issuing company and MRM, as guarantor, if applicable, may be released from their obligations under any restrictive covenants described in any prospectus supplement or included in any supplemental indenture with respect to any junior subordinated notes or series of junior subordinated notes and the related MRM junior subordinated note guarantee, which we refer to as "covenant defeasance."

   The subordinated indentures permit defeasance with respect to any junior subordinated notes of a series even if a prior covenant defeasance has occurred with respect to the junior subordinated notes of that series. Following a defeasance, payment of the junior subordinated notes defeased and the MRM junior subordinated note guarantee, if applicable, may not be accelerated because of an event of default. Following a covenant defeasance, payment of the junior subordinated notes defeased and the MRM junior subordinated note guarantee, if applicable, may not be accelerated by reference to the covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the amounts then due on the junior subordinated notes since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

   Upon a defeasance, the following rights and obligations will continue: (1) the rights of the holders of the junior subordinated notes of any series to receive from the defeasance trust payments due on the junior subordinated notes when payments are due, (2) the issuing company's obligations regarding the registration, transfer and exchange of the junior subordinated notes of any series, (3) the obligation of the issuing company and MRM, as guarantor, if applicable, to maintain an office or agency in each place of payment and (4) the survival of the subordinated indenture trustee's rights, powers, trusts, duties and immunities under the applicable subordinated indenture.

   In connection with any defeasance or covenant defeasance, the issuing company or MRM, as guarantor, if applicable, must irrevocably deposit with the subordinated indenture trustee, in trust, money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay all amount due on the junior subordinated notes on the maturity dates or upon redemption. The issuing company must also deliver to the trustee an opinion of counsel to the effect that the

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

holders of the junior subordinated notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the issuing company or MRM, as guarantor, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the subordinated indenture.

Information Concerning the Subordinated Indenture Trustee

   In case an event of default shall occur and be continuing, the subordinated indenture trustee shall exercise its rights and powers under the applicable subordinated indenture in the same manner and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the same circumstances in the conduct of his or her own affairs. Before proceeding to exercise any right or power under the applicable subordinated indenture at the direction of the holders, the subordinated indenture trustee will be entitled to receive from the holders reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in complying with any direction of the holders.

   The Chase Manhattan Bank, which is the subordinated indenture trustee under each subordinated indenture, also serves as the senior indenture trustee under each senior indenture described above and as property trustee and guarantee trustee with respect to the preferred securities issued by each trust. Chase Manhattan Bank Delaware, an affiliate of The Chase Manhattan Bank, serves as the Delaware trustee for each trust.

Governing Law

   The subordinated indentures, the junior subordinated notes and the MRM junior subordinated note guarantees will be governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof.

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

                    DESCRIPTION OF THE PREFERRED SECURITIES

   The preferred securities of each trust will be issued pursuant to a trust agreement for that trust, as subsequently amended and restated, among Mutual Group, the issuer of the related junior subordinated notes, The Chase Manhattan Bank, as the property trustee, Chase Manhattan Bank Delaware, as the Delaware trustee, the three administrative trustees and the holders from time to time of the applicable trust's preferred and common securities. We have filed the trust agreements and forms of each amended and restated trust agreement as exhibits to the registration statement of which this prospectus is a part. You also may request a copy of the trust agreements from the property trustee at its corporate trust office in New York, New York. Each trust agreement will be qualified under the Trust Indenture Act of 1939. The terms of the preferred securities of a trust will include those stated in the applicable trust agreement and those made part of the trust agreement by reference to the Trust Indenture Act. The amended and restated trust agreement for a trust will be executed at the time the trust issues any preferred securities and will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

General

   The trust agreement for each trust authorizes the administrative trustees to issue on behalf of the trust preferred securities that have the terms described in this prospectus and in the applicable prospectus supplement. The preferred securities will represent undivided beneficial interests in the assets of the applicable trust. The proceeds from the sale of each trust's preferred and common securities will be used by the trust to purchase a series of junior subordinated notes issued by Mutual Group or MRM, as the case may be. The junior subordinated notes will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities of the applicable trust.

   The terms of the preferred securities of each trust will mirror the terms of the junior subordinated notes held by the applicable trust. If interest payments on the junior subordinated notes held by the applicable trust are deferred as described above, distributions on the preferred securities will also be deferred. The assets of the trust available for distribution to the holders of its preferred securities generally will be limited to payments under the series of junior subordinated notes held by the trust and under the related MRM junior subordinated note guarantee, if applicable.

   Under the preferred securities guarantee for each trust, the issuing company will agree to make payments of distributions and payments on redemption or liquidation with respect to the trust's preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments. If Mutual Group issues junior subordinated notes to a trust, MRM will also guarantee Mutual Group's obligations under its preferred securities guarantee. See "Description of the Preferred Securities Guarantees and the MRM Trust Guarantees." The issuing company's obligations under the applicable preferred securities guarantee, trust agreement, subordinated indenture and related junior subordinated notes and, if applicable, MRM's obligations under the MRM junior subordinated note guarantee and the MRM trust guarantee will provide a full, irrevocable and unconditional guarantee by MRM of amounts due on the preferred securities issued by each trust.

   The prospectus supplement relating to the preferred securities of each trust will describe the specific terms of the preferred securities, including:

  . the name of the preferred securities;

  . the dollar amount and number of preferred securities issued;

  . the annual distribution rate, or method of determining the rate, of distributions on the preferred securities, and date or dates from which any distributions will accrue;

  . the payment date and the record date used to determine the holders who are to receive distributions on the preferred securities;

  . the right, if any, to defer distributions on the preferred securities upon extension of the interest payment periods of the related junior subordinated notes;

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

  . the applicable trust's obligation, if any, to redeem or purchase the preferred securities and the terms and conditions on which the preferred securities may be redeemed or purchased pursuant to any obligation;

  . the terms and conditions, if any, on which the preferred securities may be redeemed at the applicable trust's option or at the option of the holders;

  . the terms and conditions, if any, upon which the related junior subordinated notes may be distributed to holders of the preferred securities;

  . the voting rights, if any, of the holders of the preferred securities;

  . whether the preferred securities are to be issued in book-entry form and represented by one or more global securities and, if so, the depository and any provisions for the transfer or exchange of the global securities, if different from those described below under "--Global Securities;" and

  . any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

   The prospectus supplement will describe various United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities.

Global Securities

   Some or all of the preferred securities of a series may be represented in whole or in part by one or more global securities deposited with or on behalf of one or more depositaries. The applicable prospectus supplement will describe the terms of any depositary arrangement. Unless the applicable prospectus supplement states otherwise, the following provisions will apply to all depositary arrangements for any preferred securities represented by global securities.

   Preferred securities represented by a global security deposited with or on behalf of a depositary will be registered in the name of that depositary or its nominee. Upon the issuance of a global security in registered form, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the preferred securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee. These institutions are generally brokers, dealers, banks and other financial institutions and are often referred to as participants. The accounts to be credited will be designated by the underwriters or agents of the preferred securities or by the applicable trust, if the preferred securities are offered and sold directly by the trust. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Any person who holds a brokerage account with a participant may purchase the preferred securities through the participant. Ownership of beneficial interests by participants in the global securities will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in global securities by persons that hold through participants will be effected only through records maintained by the applicable participant. Some insurance companies and other institutions are required by law to hold their investment securities in definitive form, so an investor may not be able to sell its preferred securities to those entities.

   So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global security for all purposes under the applicable trust agreement. Except as set forth below, owners of beneficial interests in the global security will not be entitled to have the preferred securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the applicable trust agreement.

   Payments on preferred securities registered in the name of or held by a depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security representing the preferred securities. None of MRM, Mutual Group,

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

the trusts, the property trustee, the Delaware trustee, any paying agent or the registrar and transfer agent for the preferred securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that a depositary for the preferred securities of a series, upon receipt of any payments in respect of a global security, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of each participant.

   So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be entitled to direct the actions of the property trustee upon an event of default. However, we expect that a depositary for the preferred securities of a series, upon receiving notice of an event of default, will immediately solicit the participants regarding any action to be taken. We also expect that the participants will act in accordance with standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will, in turn, solicit the owners of the beneficial interests regarding any action to be taken upon any event of default.

   A global security may not be transferred, in whole or in part, except by the depositary for the global security, to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or a nominee of the successor depositary. If a depositary for the preferred securities of a series is at any time unwilling or unable to continue as depositary and a qualified successor depositary is not appointed by the administrative trustees within 90 days or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be registered to act as the depositary and no qualified successor is appointed by the administrative trustees within 90 days or if an event of default has occurred and is continuing, then the applicable trust will issue the preferred securities in definitive registered form in exchange for the global security or global securities representing the preferred securities. In addition, the administrative trustees may, at any time, determine not to have any preferred securities represented by one or more global securities and, in that event, the applicable trust will issue the preferred securities in definitive registered form in exchange for the global securities representing the preferred securities. In any of these instances, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of the preferred securities represented by the global security equal in principal amount to its beneficial interest and to have the preferred securities registered in its name.

Liquidation Distribution Upon Dissolution

   Unless otherwise specified in an applicable prospectus supplement, each trust agreement will provide that the trust will be dissolved:

  . upon the expiration of the term of the trust;

  . upon the bankruptcy, dissolution or liquidation of Mutual Group or MRM;

  . upon the direction of Mutual Group to the property trustee to dissolve the trust and distribute the related junior subordinated notes directly to the holders of the preferred and common securities of the trust;

  . upon the redemption of all of the common and preferred securities of the trust in connection with the redemption of all of the related junior subordinated notes; or

  . upon entry of a court order for the dissolution of the trust.

   Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after the trust satisfies all liabilities to its creditors

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

as provided by applicable law, each holder of the preferred or common securities of a trust will be entitled to receive:

  . the related junior subordinated notes in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

  . if any distribution of the related junior subordinated notes is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

   If a trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the subordinated indenture has occurred and is continuing with respect to any related junior subordinated notes, the total amounts due on the preferred securities of the trust will be paid before any distribution on the common securities of the trust is made.

Events of Default

   The following will be events of default under each trust agreement:

  . an event of default under the subordinated indenture occurs with respect to any related junior subordinated notes;

  . the trust fails to pay any redemption price on any preferred securities on its due date;

  . the trust fails to pay any distribution on the preferred securities within 30 days from its due date;

  . the trustees fail to perform any of the covenants in the trust agreement, other than the covenants in the two prior bullet points, for 30 days after the holders of at least 25% of the aggregate liquidation amount of the outstanding preferred securities give Mutual Group, the issuing company and the trustees written notice of the default and require that they remedy the breach. However, the 30-day period may be extended by the holders of at least the same aggregate liquidation amount of the outstanding preferred securities that had initially given notice of the default; or

  . the property trustee files for bankruptcy or other events of bankruptcy, insolvency or reorganization occur with respect to the property trustee and a successor property trustee is not appointed within 90 days.

   If an event of default with respect to related junior subordinated notes occurs and is continuing under the applicable subordinated indenture, and the subordinated indenture trustee or the holders of not less than 25% in principal amount of the related junior subordinated notes outstanding fail to declare the unpaid principal of and all other amounts with respect to all of the related junior subordinated notes to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities will have the right to declare the unpaid principal of and all other amounts with respect to the related junior subordinated notes immediately due and payable by providing notice to Mutual Group, the issuing company, the property trustee and the subordinated indenture trustee.

   At any time after a declaration of acceleration has been made with respect to a series of related junior subordinated notes and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate liquidation amount of the preferred securities may rescind any declaration of acceleration with respect to the related junior subordinated notes and its consequences:

  . if the issuing company deposits with the trustee funds sufficient to pay all overdue principal of and premium, interest and additional amounts on the related junior subordinated notes and any other amounts due to the subordinated indenture trustee and the property trustee; and

  . if all existing events of default with respect to the related junior subordinated notes have been cured or waived except non-payment of principal on the related junior subordinated notes that has become due solely because of the acceleration.

   The holders of a majority in liquidation amount of the preferred securities of a trust may waive any past default under the subordinated note indenture with respect to the related junior subordinated notes, other than a default in any payment on any related junior subordinated notes or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding related junior subordinated note affected. In addition, the holders of at least a majority in liquidation amount of the preferred securities of a trust may waive any past default under the trust agreement.

   The holders of a majority in liquidation amount of the preferred securities of a trust shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the applicable trust agreement.

   A holder of preferred securities of a trust may institute a legal proceeding directly against the issuing company of the related junior subordinated notes without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to the holder of the principal of and any premium, interest or additional amounts on related junior subordinated notes having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder if the issuing company fails to pay any amounts on the related junior subordinated notes when payable. The issuing company and the subordinated indenture trustee may not amend or modify the subordinated indenture to eliminate the preferred securities holders' right to institute a direct legal action without the consent of the holders of each outstanding preferred security.

Notice of Default

   If an event occurs which is or would become an event of default with respect to any preferred securities, and the property trustee knows of the event, the property trustee shall mail to the holders of the affected preferred securities a notice of the default within 90 days, unless the default has been cured or waived by the holders of the affected preferred securities. However, except in the case of a default in the payment of any amounts due on preferred securities, the property trustee may withhold the notice if and so long as the directors and/or responsible officers of the property trustee determine in good faith that withholding the notice is in the interest of the holders of the affected preferred securities.

   Mutual Group, the issuing company and the administrative trustees of each trust are required to furnish annually to the property trustee an officers' certificate to the effect that, to the best knowledge of the officers providing the certificate, it is not in default under the applicable trust agreement or, if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of the Trust

   None of the trusts may consolidate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below. A trust may, without the consent of the holders of the outstanding preferred securities, consolidate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any State if:

  . the successor entity either:

    . expressly assumes all of the obligations of the trust relating to its preferred securities; or

    . substitutes for the trust's preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

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

  . a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust is appointed;

  . the preferred securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

  . the event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

  . the event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;

  . the successor entity has a purpose substantially identical to that of the trust;

  . prior to the merger event, Mutual Group has received an opinion of counsel from a nationally recognized law firm stating that:

    . the event does not adversely affect the rights, preferences and privileges of the holders of the trust's preferred securities or any successor securities in any material respect;

    . following the event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

    . neither the trust nor the successor entity will be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes; and

  . Mutual Group or its permitted transferee owns all of the common securities of the successor entity and the substituted successor securities are guaranteed at least to the extent provided under the preferred securities guarantee.

   In addition, unless all of the holders of the preferred securities of a trust approve otherwise, the trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause the trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights

   Unless otherwise specified in the prospectus supplement, the holders of the preferred securities of a trust will have no voting rights except as discussed below and under "--Events of Default," "--Amendment of the Trust Agreement," "--Removal and Replacement of Trustees" and "Description of the Preferred Securities Guarantees and the MRM Trust Guarantees--Amendments and Assignment," and as otherwise required by law.

   If any proposed amendment to a trust agreement provides for, or the administrative trustees of a trust otherwise propose to effect:

  . any action that would adversely affect the powers, preferences or special rights of the preferred securities of the trust in any material respect, whether by way of amendment to the applicable trust agreement or otherwise; or

  . the dissolution, winding-up or termination of the trust other than pursuant to the terms of the applicable trust agreement,

then the holders of the preferred securities of the trust as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities of the trust.

   Without obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities of a trust, the trustees of a trust may not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee for any related junior subordinated notes or direct the exercise of any trust or power conferred on the property trustee with respect to the preferred securities of the trust;

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

  . waive any default that is waivable under the subordinated indenture with respect to any related junior subordinated notes;

  . cancel an acceleration of the principal of any related junior subordinated notes; or

  . consent to any amendment, modification or termination of the subordinated indenture or any related junior subordinated notes where consent is required.

However, if a consent under the subordinated indenture requires the consent of each affected holder of the related junior subordinated notes, then the property trustee must obtain the prior consent of each holder of the preferred securities of the trust. In addition, before taking any of the foregoing actions, the property trustee shall obtain an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

   The property trustee will notify all preferred securities holders of the trust of any notice of default received from the subordinated indenture trustee with respect to the junior subordinated notes held by the trust.

   Any required approval of the holders of the preferred securities of a trust may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities at the holder's registered address, or to any other address which has been specified in writing, at least 15 days and not more than 90 days before the meeting.

   Notwithstanding that the holders of the preferred securities of a trust are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by MRM, Mutual Group, the trustees of the trust or any affiliate of MRM, Mutual Group or any trustees of the trust, shall, for purposes of any vote or consent, be treated as if they were not outstanding.

Amendment of the Trust Agreement

   Each trust agreement may be amended from time to time by Mutual Group, the issuing company, the property trustee and the administrative trustees of the trust without the consent of the holders of the preferred securities of the trust to:

  . cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the applicable trust agreement,

  . modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the junior subordinated notes held by the trust are treated as indebtedness for United States federal income tax purposes or to ensure that the trust will not be required to register as an investment company under the Investment Company Act, or

  . to add to the covenants, restrictions or obligations of Mutual Group or the issuing company,

in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities of the trust in any material respect.

   Other amendments to a trust agreement may be made by Mutual Group, the issuing company, the property trustee and the administrative trustees of a trust upon approval of the holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities of the trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated notes held by the trust as indebtedness for United States federal income tax purposes or affect the trust's exemption from the Investment Company Act.

   Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of a trust, the applicable trust agreement may not be amended to:

  . change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date;

  . restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date; or

  . reduce the percentage of preferred securities required to waive compliance with provisions of or defaults under the trust agreement.

   In addition, no amendment may be made to a trust agreement if the amendment would:

  . cause the applicable trust to be taxable as a corporation or characterized as other than a grantor trust for United States federal income tax purposes;

  . cause the junior subordinated notes held by the applicable trust to not be treated as indebtedness for United States federal income tax purposes;

  . cause the applicable trust to be deemed to be an investment company required to be registered under the Investment Company Act; or

  . impose any additional obligation on any trustee of the applicable trust without its consent.

Removal and Replacement of Trustees

   The holder of a trust's common securities may remove or replace any of the administrative trustees and, unless an event of default has occurred and is continuing under the applicable subordinated indenture, the property trustee and the Delaware trustee of the trust. If an event of default has occurred and is continuing under the applicable subordinated indenture, only the holders of a trust's preferred securities may remove or replace the property trustee and the Delaware trustee. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Registration and Transfer

   If the preferred securities of a series are to be redeemed, the applicable trust will not be required to:

  . issue, register the transfer of or exchange any preferred securities of that series during the 15 days immediately preceding the date notice is mailed identifying the preferred securities that are called for redemption; or

  . register the transfer of or exchange any preferred security selected for redemption, in whole or in part, except for the unredeemed portion of a preferred security being redeemed in part.

Payment and Paying Agent

   Unless the applicable prospectus supplement states otherwise, distributions on the preferred securities will be payable, at the applicable trust's option,
(1) by check mailed to the address of the person entitled to the distribution as the address appears in the security register for the preferred securities or
(2) by wire transfer to an account specified by the holder in accordance with procedures established by the administrative trustees and acceptable to the paying agent. Payments upon the redemption of the preferred securities will be paid only against surrender of the preferred securities.

   Unless the applicable prospectus supplement states otherwise, the property trustee will act as paying agent for the preferred securities, and the principal corporate trust office of the property trustee will serve as the office through which the paying agent acts. The applicable trust may designate additional paying agents, rescind the designation of any paying agents and/or approve a change in the office through which any paying agent acts.

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

Information Concerning the Property Trustee

   For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. In case an event of default shall occur and be continuing, the property trustee must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Before proceeding to exercise any right or power under any trust agreement at the direction of the holders of the preferred securities, the property trustee will be entitled to receive from the holders reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

   The Chase Manhattan Bank, which is the property trustee for each trust, also serves as the senior indenture trustee under each senior indenture, the subordinated indenture trustee under each subordinated indenture and the guarantee trustee under each preferred securities guarantee described below. Chase Manhattan Bank Delaware, an affiliate of The Chase Manhattan Bank, serves as the Delaware trustee for each trust.

Miscellaneous

   The administrative trustees of each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  . it will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

  . the junior subordinated notes held by it will be treated as indebtedness of the issuing company for United States federal income tax purposes; and

  . it will not be deemed to be an investment company required to be registered under the Investment Company Act.

   Mutual Group and the trustees of each trust are authorized to take any action, so long as it is consistent with applicable law, the applicable certificate of trust or trust agreement, that Mutual Group and the trustees of the trust determine to be necessary or desirable for the above purposes.

   Holders of the preferred securities of the trusts have no preemptive or similar rights.

   None of the trusts may incur indebtedness or place a lien on any of its assets.

Governing Law

   Each trust agreement and the preferred securities of each trust will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

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

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES
                          AND THE MRM TRUST GUARANTEES

   MRM's preferred securities guarantee for each trust will be issued pursuant to a guarantee agreement between MRM and The Chase Manhattan Bank, as the guarantee trustee. Mutual Group's preferred securities guarantee for each trust and the related MRM trust guarantee will be issued pursuant to a guarantee agreement among Mutual Group, MRM and The Chase Manhattan Bank, as the guarantee trustee. We have filed forms of the guarantee agreements as exhibits to the registration statement of which this prospectus is a part. You also may request a copy of the guarantee agreements from the guarantee trustee at its corporate trust office in New York, New York. Each guarantee agreement will be qualified under the Trust Indenture Act of 1939. The terms of a preferred securities guarantee will include those stated in the applicable guarantee agreement and those made part of the guarantee agreement by reference to the Trust Indenture Act. A guarantee agreement will be executed at the time any trust issues any preferred securities and will be filed with the SEC on a Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

   Each guarantee agreement will be held by the guarantee trustee for the benefit of the holders of the preferred securities of the applicable trust.

General

   The issuing company will irrevocably and unconditionally agree to pay in full to the holders of the preferred securities of each trust the guarantee payments described below, except to the extent previously paid. The issuing company will pay the guarantee payments when and as due, regardless of any defense, right of set-off or counterclaim that the applicable trust may have or assert. The following payments, to the extent not paid by a trust, will be covered by the applicable preferred securities guarantee:

  . any accumulated and unpaid distributions required to be paid on the preferred securities of the trust, to the extent that the trust has funds available to make the payment;

  . the redemption price, including all accumulated and unpaid distributions, to the extent that the trust has funds available to make the payment; and

  . upon a voluntary or involuntary dissolution, termination, winding-up or liquidation of the trust, other than in connection with a distribution of related junior subordinated notes to holders of the preferred securities, the lesser of:

   . the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security of the trust plus all accumulated and unpaid distributions on the preferred security of the trust to the date of payment, to the extent the trust has funds available to make the payment; and

   . the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon liquidation of the trust.

   The issuing company's obligation to make a guarantee payment with respect to the preferred securities of a trust may be satisfied by directly paying the required amounts to the holders of the preferred securities of the trust or by causing the trust to pay the amounts to the holders.

   Each preferred securities guarantee will be subject to the subordination provisions described below and will not apply to the payment of distributions and other payments on the preferred securities of a trust when the trust does not have sufficient funds legally and immediately available to make the distributions or other payments.

MRM Trust Guarantee

   Unless provided otherwise in a prospectus supplement, MRM will fully and unconditionally guarantee all obligations with respect to each preferred securities guarantee issued by Mutual Group. Unless provided otherwise in a prospectus supplement, each MRM trust guarantee will be unsecured indebtedness of MRM and will be subordinated in right of payment to all of MRM's existing and future senior indebtedness. Each MRM trust guarantee will be effectively subordinated to any secured indebtedness of MRM to the extent of the value of the assets securing the secured indebtedness. Each MRM trust guarantee will also rank equally with any other MRM trust guarantee of any preferred securities guarantee issued by Mutual Group. As a result, in the event of MRM's bankruptcy, liquidation or reorganization or upon an event of default by Mutual Group of its obligations under any of its preferred securities guarantees, or upon a default by MRM under any of its trust guarantees, MRM's assets will be available to pay MRM's obligations on an MRM trust guarantee only after all secured and senior indebtedness of MRM has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the MRM trust guarantees. Each MRM trust guarantee will also be effectively subordinated to the indebtedness and other liabilities of MRM's subsidiaries. Each MRM trust guarantee does not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by MRM or its subsidiaries. The incurrence of additional secured and senior indebtedness and other liabilities by MRM or its subsidiaries could adversely affect MRM's ability to pay its obligations on an MRM trust guarantee.

   Each MRM trust guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue MRM to enforce its rights under the MRM trust guarantee without first suing any other person or entity.

Additional Amounts

   MRM will make all payments under each of its preferred securities guarantees and all payments under each of its MRM trust guarantees without withholding or deduction for any taxes, fees, duties, assessments or governmental charges imposed or levied by Bermuda or any other jurisdiction in which MRM or any successor is organized or resident for tax purposes or any political subdivision or taxing authority of Bermuda or any of those other jurisdictions. If any withholding or deduction is required by law, MRM will pay to the holder of the preferred securities additional amounts as may be necessary so that every net payment made to the holder after the withholding or deduction will not be less than the amount provided for in the applicable preferred securities guarantee. MRM will not be required to pay any additional amounts as a result of:

  . the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the preferred securities was a resident or national of or had other specified connections with the relevant taxing jurisdiction or presented the preferred securities for payment in the relevant taxing jurisdiction unless it could not have been presented elsewhere;

  . the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the preferred securities presented the preferred security for payment more than 30 days after it was due and payable;

  . any estate, inheritance, gift, sale, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge; or

  . the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the preferred securities failed to comply, within 90 days, with any reasonable request by MRM addressed to the holder or beneficial owner relating to the provision of information or the making of a declaration required by the taxing jurisdiction as a precondition to exemption from all or part of the tax, fee, duty, assessment or governmental charge.

   In addition, MRM will not be required to pay additional amounts with respect to any payment to any holder of a preferred security where the beneficial owner of the preferred security is a fiduciary or partnership to the extent that such payment would be required to be included in the income for tax purposes of a beneficiary with respect to such fiduciary or a partner of such partnership that would not have been entitled to such additional amounts if it had been the holder of the preferred security.

Subordination

   Each preferred securities guarantee will be unsecured indebtedness of the issuing company and will be subordinated in right of payment to all of the issuing company's existing and future senior indebtedness. Each preferred securities guarantee will be effectively subordinated to any secured indebtedness of the issuing company to the extent of the value of the assets securing the secured indebtedness. Each preferred securities guarantee will also rank equally with any other preferred securities guarantee issued by the issuing company. As a result, in the event of the issuing company's bankruptcy, liquidation or reorganization or upon an event of default under any of its preferred securities guarantees, the issuing company's assets will be available to pay its obligations on the preferred securities guarantee only after all secured and senior indebtedness of the issuing company has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of its preferred securities guarantees. Each preferred securities guarantee will also be effectively subordinated to the indebtedness and other liabilities of the issuing company's subsidiaries. The incurrence of additional secured and senior indebtedness and other liabilities by the issuing company or its subsidiaries could adversely affect the issuing company's ability to pay its obligations on the preferred securities guarantees.

   Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue the issuing company to enforce its rights under the preferred securities guarantee without first suing any other person or entity.

Amendments and Assignment

   No consent of the holders of the preferred securities of a trust will be required with respect to any changes to the preferred securities guarantee that do not adversely affect the rights of the holders of the preferred securities of the applicable trust in any material respect. Other amendments to the preferred securities guarantee may be made only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities of the applicable trust. All guarantees and agreements contained in the preferred securities guarantee will be binding on the issuing company's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the preferred securities of the applicable trust.

Events of Default

   An event of default under a preferred securities guarantee occurs if the issuing company:

  . fails to make any required payments; or

  . fails to perform any of its other obligations under the preferred securities guarantee and such failure continues for 30 days.

   The holders of at least a majority in aggregate liquidation amount of the preferred securities of a trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the preferred securities guarantee of the trust or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee of the trust.

   If and to the extent that the issuing company does not make payments on the related junior subordinated notes and, if applicable, MRM does not make payments on the MRM junior subordinated note guarantee, the trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, a holder of the preferred securities of the trust will not be able to rely upon the applicable preferred securities guarantee or the MRM trust guarantee, if applicable, for payment of these amounts. Instead, the holder may directly sue the issuing company under the junior subordinated notes or MRM under the MRM junior subordinated note guarantee, if applicable, to collect its pro rata share of payments owed. If a holder so sues MRM or Mutual Group to collect payment, then MRM or Mutual Group, as the case may be, will assume the holder's rights as a holder of preferred securities under the applicable trust agreement to the extent MRM or Mutual Group makes a payment to the holder in any legal action.

   The holders of at least a majority in liquidation amount of preferred securities of a trust may waive any past event of default and its consequences.

Information Concerning Guarantee Trustee

   In case an event of default shall occur and be continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Before proceeding to exercise any right or power under any guarantee agreement at the direction of the holders of preferred securities, the guarantee trustee will be entitled to receive from the holders reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

   The Chase Manhattan Bank, which is the guarantee trustee, also serves as the senior indenture trustee under each senior indenture, the subordinated indenture trustee under each subordinated indenture and the property trustee for each trust. Chase Manhattan Bank Delaware, an affiliate of The Chase Manhattan Bank, serves as the Delaware trustee for each trust.

Termination of the Preferred Securities Guarantees and MRM Trust Guarantees

   Each preferred securities guarantee and MRM trust guarantee will terminate once the preferred securities of the applicable trust are paid in full or redeemed in full or upon distribution of the related junior subordinated notes to the holders of the preferred securities of the trust in accordance with the applicable trust agreement. Each preferred securities guarantee and MRM trust guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities of the applicable trust must restore payment of any sums paid under the preferred securities, the preferred securities guarantee or the MRM trust guarantee for the applicable trust.

Governing Law

   Each preferred securities guarantee and MRM trust guarantee will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                        PREFERRED SECURITIES GUARANTEES
                AND JUNIOR SUBORDINATED NOTES HELD BY THE TRUSTS

   Payments due on the preferred securities of a trust, to the extent the applicable trust has funds available for the payments, will be guaranteed by the issuing company and by MRM, if applicable, to the extent described under "Description of the Preferred Securities Guarantees and the MRM Trust Guarantees." Payments due on junior subordinated notes issued by Mutual Group to a trust will be guaranteed by MRM to the extent described under "Description of the Junior Subordinated Notes and the MRM Junior Subordinated Note Guarantees." No single document executed by MRM or Mutual Group in connection with the issuance of the preferred securities of a trust will provide for a full, irrevocable and unconditional guarantee of the preferred securities of the trust. It is only the combined operation of the issuing company's obligations under the applicable preferred securities guarantee, trust agreement, subordinated indenture and related junior subordinated notes and, if applicable, MRM's obligations under the MRM junior subordinated note guarantee and the MRM trust guarantee, that has the effect of providing a full, irrevocable and unconditional guarantee by MRM of each trust's obligations under its preferred securities.

   As long as the issuing company makes payments of interest and other payments when due on the junior subordinated notes held by a trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities of the trust, primarily because:

  . the aggregate principal amount of the junior subordinated notes held by the trust will be equal to the sum of the aggregate liquidation amounts of the trust's preferred and common securities;

  . the interest rate and interest and other payment dates on the junior subordinated notes held by the trust will match the distribution rate and distribution and other payment dates for the trust's preferred securities;

  . the issuing company has agreed to pay for any and all costs, expenses and liabilities of the trust except the trust's obligations under its preferred securities; and

  . the applicable trust agreement provides that the trust will not engage in any activity that is inconsistent with the limited purposes of the trust.

                              PLAN OF DISTRIBUTION

   MRM or Mutual Group may sell its senior notes or its junior subordinated notes and each trust may sell its preferred securities in one or more of the following ways from time to time:

  . to underwriters for resale to the public or to institutional investors;

  . through agents to the public or to institutional investors; or

  . directly to institutional investors.

   The prospectus supplement for each series of senior notes, junior subordinated notes or preferred securities will set forth the terms of the offering of those senior notes, junior subordinated notes or preferred securities, including the name or names of any underwriters or agents. The prospectus supplement for each series of senior notes, junior subordinated notes or preferred securities will also set forth the purchase price of the senior notes, junior subordinated notes or preferred securities, the proceeds to MRM, Mutual Group or the applicable trust from the sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and the securities exchange, if any, on which the senior notes, junior subordinated notes or preferred securities may be listed.

   If underwriters participate in the sale, the senior notes, junior subordinated notes or preferred securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

   Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase any series of senior notes, junior subordinated notes or preferred securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the series of senior notes, junior subordinated notes or preferred securities if any are purchased.

   Underwriters and agents may be entitled under agreements entered into with MRM, Mutual Group and/or a trust to indemnification against specific civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

   Each series of senior notes, junior subordinated notes or preferred securities will be a new issue of securities and will have no established trading market. Any underwriters to whom the senior notes, junior subordinated notes or preferred securities are sold for public offering and sale may make a market in those senior notes, junior subordinated notes or preferred securities. However, those underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

                                    EXPERTS

   Ernst & Young, independent auditors, have audited MRM's consolidated financial statements and schedules included in its Annual Report on Form 10-K, as amended by its Annual Report on Form 10-K/A, for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. MRM's financial statements and schedules are incorporated by reference in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

   Richards, Layton & Finger, P.A., Wilmington, Delaware, will pass upon the validity of the preferred securities for each trust. Mayer, Brown & Platt, Chicago, Illinois, will pass upon the validity of the senior notes, the junior subordinated notes and the preferred securities guarantees for Mutual Group. Conyers Dill & Pearman,

Hamilton, Bermuda, will pass upon the validity of the senior notes, the junior subordinated notes, the MRM senior note guarantee, the MRM junior subordinated note guarantee, the MRM trust guarantee and the preferred securities guarantee for MRM. David J. Doyle, an associate with Conyers Dill & Pearman, is a director of MRM. Debevoise & Plimpton, New York, New York, will pass on certain legal matters for the agents or underwriters.

                        ENFORCEMENT OF CIVIL LIABILITIES

   MRM is organized under the laws of Bermuda. In addition, some of its directors and officers, as well as some of the experts named in this prospectus, reside outside of the United States. A substantial portion of their assets are located outside of the United States. If may be difficult for you to effect service of process within the United States upon MRM's directors, officers and experts who reside outside the United States or to enforce in the United States judgments of U.S. courts obtained in actions against MRM or its directors and officers, as well as the experts named in this prospectus, who reside outside the United States.

   We have been informed by Conyers Dill & Pearman, our legal advisor in Bermuda, that the United States and Bermuda do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. A final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicted solely upon the federal securities laws, would, therefore, not be automatically enforceable in Bermuda. A Bermuda court may impose civil liability on MRM, or its directors or officers who reside in Bermuda, in a suit brought in The Supreme Court of Bermuda against them with respect to a violation of federal securities law, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

   This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about MRM, Mutual Group and the trusts. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, MRM files reports, proxy statements and other information with the SEC under the Exchange Act. You can read and copy any of this information at the following locations of the SEC:

  Public Reference Room     New York Regional Office  Chicago Regional Office
  450 Fifth Street, N.W.    7 World Trade Center      Citicorp Center
  Room 1024                 Suite 1300                500 West Madison Street
  Washington, D.C. 20549    New York, New York 10048  Suite 1400
                                                      Chicago, Illinois 60661-
                                                      2551

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like MRM, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by MRM under the Exchange Act is 1-10760.

   MRM common stock is listed on the New York Stock Exchange and its stock symbol is "MM." You can inspect reports, proxy statements and other information concerning MRM at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Incorporation by Reference

   The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

  (a) MRM's Annual Report on Form 10-K, as amended by its Annual Report on Form 10-K/A, for the year ended December 31, 1999;

  (b) MRM's Quarterly Report on Form 10-Q for the quarter ended March 31,
      2000;

  (c) All documents filed by MRM pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

   Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

                         Investor Relations Department
                             Mutual Risk Management
                                44 Church Street
                                P.O. Box HM 2064
                             Hamilton HM 12 Bermuda
                                 (441) 295-5688

                               ----------------

   For North Carolina residents: MRM debt securities have not been approved or disapproved by the Commissioner of Insurance of the State of North Carolina, nor has the Commissioner of Insurance ruled upon the accuracy or adequacy of this document.

   Except as expressly provided in an underwriting agreement, no offered securities may be offered or sold in Bermuda, although offers may be made from outside Bermuda, and offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where such offers have been delivered outside of Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.

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                                  $150,000,000
                               Mutual Group Ltd.
                               % Senior Notes due
                                 guaranteed by
                          Mutual Risk Management Ltd.


                             Prudential Securities
                         Banc of America Securities LLC
                              Salomon Smith Barney


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